UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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ALLIANT ENERGY CORPORATION

2014

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

ALLIANT ENERGY

ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Tuesday, May 13, 2014

TIME:	10:30 a.m. (Central Daylight Time)

LOCATION:	Alliant Energy Center of Dane County 1919 Alliant Energy Center Way Madison, Wisconsin 53713

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

or

P. O. Box 64856

St. Paul, MN 55164-9442

1-800-356-5343

www.shareowneronline.com

Alliant Energy Corporation 4902 North Biltmore Lane P.O. Box 14720 Madison, WI 53708-0720 Phone: (608) 458-3110

NOTICE OF ANNUAL MEETING OF SHAREOWNERS OF ALLIANT ENERGY CORPORATION

On Tuesday, May 13, 2014, Alliant Energy Corporation will hold its 2014 Annual Meeting of Shareowners at the meeting facilities of the Alliant Energy Center of Dane County, 1919 Alliant Energy Center Way, Madison, Wisconsin 53713. The meeting will begin at 10:30 a.m. (Central Daylight Time).

Only our shareowners of record at the close of business on March 20, 2014 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	elect four (4) directors nominated by our Board of Directors to serve on our Board of Directors for terms expiring at the 2017 Annual Meeting;

2.	approve, on a non-binding, advisory basis, the compensation of our named executive officers;

3.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

4.	attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

If your shares are registered directly with our Shareowner Direct Plan or the Alliant Energy Corporation 401(k) Savings Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

If you plan to attend the meeting, please check the appropriate box on your proxy and present your photo identification at the door. Otherwise, please follow the voting instructions on page 1 of the accompanying proxy statement under “How do I vote?”

A copy of our Annual Report for the fiscal year ended December 31, 2013 was included in the mailing of this Notice of Annual Meeting of Shareowners.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 13, 2014. The Alliant Energy Corporation proxy statement for the 2014 Annual Meeting of Shareowners and the Annual Report for the fiscal year ended December 31, 2013, are available at www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Dated, mailed and made available on the

Internet on or about April 3, 2014.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please vote promptly.

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREOWNERS

GENERAL INFORMATION

Your Board of Directors is soliciting proxies to be voted at the 2014 Annual Meeting of Shareowners to be held on May 13, 2014 at 10:30 a.m. (Central Daylight Time), at the meeting facilities of the Alliant Energy Center of Dane County in Madison, Wisconsin. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your stock to be represented at the meeting by the proxies named on the enclosed proxy card. We began mailing this proxy statement and the form of proxy on or about April 3, 2014.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on May 13, 2014. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2.	What is Alliant Energy Corporation?

We are a public utility holding company (the “Company”) whose regulated utilities are Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”).

3.	Who is entitled to vote at the Annual Meeting?

Only shareowners of record at the close of business on March 20, 2014 are entitled to vote at the Annual Meeting. As of the record date, 110,937,182 shares of our common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of our common stock held on the record date. When voting by telephone or Internet, you will be asked to indicate whether you plan to attend the Annual Meeting. You may also indicate your intention to attend the Annual Meeting on the enclosed proxy card.

4.	What items are to be voted upon at the Annual Meeting?

You may vote on the following proposals:

•	to elect the four (4) nominees named in this proxy statement as Directors of the Company to serve for terms expiring at the 2017 Annual Meeting;
•	to approve, on a non-binding, advisory basis, the compensation of our named executive officers; and
•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

5.	How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the listed director nominees; “FOR” approval of the compensation of our named executive officers; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

6.	How do I vote?

You may vote either in person at the Annual Meeting or by appointing a proxy. We recommend you vote by proxy even if you plan to attend the meeting. If your shares are registered directly with our Shareowner Direct Plan, or the Alliant Energy Corporation 401(k) Savings Plan, then you have three options to vote your proxy:

•	by telephone;
•	by Internet; or
•	by mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods such record holder makes available, in which case such record holder will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

When voting by telephone or Internet, you will be asked to indicate whether you plan to attend the Annual Meeting. You may also indicate your intention to attend the Annual Meeting on the enclosed proxy card.

7.	How are votes counted?
•	Election of directors — You may vote “FOR” all of the director nominees or you may “WITHHOLD” your vote with respect to one or more nominees.
•	Advisory Vote on Compensation of Our Named Executive Officers — You may vote “FOR” or “AGAINST” approval of the compensation of our named executive officers, or you may “ABSTAIN.”
•

Ratification of Appointment of Independent Auditor — You may vote “FOR” or “AGAINST” ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014, or you may “ABSTAIN.”

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees, “FOR” approval of the compensation of our named executive officers and “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. If your proxy card is not signed, your votes will not be counted.

If you hold your shares through a bank, broker or other record holder and you do not provide such bank, broker or other record holder with specific voting instructions on a timely basis, your shares will not be voted with respect to the election of directors or the advisory vote on compensation of our named executive officers. We urge you to carefully consider all of the proposals and direct your bank, broker or other record holder to vote your shares as you desire.

8.	Can I change my vote?

You have the right to revoke your proxy at any time before the Annual Meeting by:

•	providing written notice to our Corporate Secretary at 4902 North Biltmore Lane, Madison, Wisconsin 53718 and voting in person at the Annual Meeting; or
•	appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, cause your previously appointed proxy to be revoked. If you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation, you should ensure that you mail it in sufficient time for it to be received by the Company before the day of the Annual Meeting. If your shares are held by a bank, broker or other record holder on your behalf, you may submit voting instructions in accordance with the process provided by such record holder.

9.	What is the required vote for each item on the proxy card?
•

Election of Directors — Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Shares not voted at the meeting (including broker non-votes) will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are either unable to serve or for good reason will not serve — a contingency the Board of Directors does not currently anticipate. See “What happens if a Director nominee does not receive a majority of votes cast?” below for information concerning our director resignation policy.

•

Advisory Vote on Compensation of Our Named Executive Officers — Approval of the advisory vote on executive compensation requires that the votes cast “FOR” the approval of our executive compensation exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present). For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote.

•

Ratification of Appointment of Independent Auditor — Approval of the ratification of the appointment of our independent registered public accounting firm requires that the votes cast “FOR” the approval exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present). For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote.

10.	What happens if a Director nominee does not receive a majority of votes cast?

Pursuant to our Corporate Governance Principles, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Chairperson of the Board of Directors. A Resignation Committee will promptly consider that resignation and recommend to the Board of Directors, based on all relevant factors, whether to accept the tendered resignation or reject it. The Board of Directors will then act on that recommendation no later than 90 days following the date of the shareowners’ meeting at which the election occurred. We will promptly publicly disclose the Board of Directors’ decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The full details of our majority voting policy are set forth on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

11.	What shares are included on the proxy card(s)?

Your proxy card(s) covers all of your shares of our common stock, including any shares held in your account under our Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan.

12.	How does the proxy voting process work?

If the proxy card is voted properly as described under “How do I vote?” the proxy will be voted in accordance with your instructions. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented for action at the meeting, including procedural matters or adjournments.

The presence in person or by proxy of at least a majority of the shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

13.	Who tabulates the votes?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes (or withheld votes in the case of the election of directors), abstentions and broker non-votes. Shares held by persons attending the Annual Meeting but not voting and shares represented by proxies that reflect abstentions as to one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

14.	How are shares held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?

Shares held in the Alliant Energy Corporation 401(k) Savings Plan will be included on the proxy card that covers all of your shares of our common stock as described above. You will not receive a separate proxy card for these shares.

15.	What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information address below:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

or

P. O. Box 64856

St. Paul, MN 55164-9442

1-800-356-5343

www.shareowneronline.com

16.	How do I attend the Annual Meeting?

If you are a registered shareowner, simply bring your photo identification to the Annual Meeting. If you are a beneficial owner of stock held by a bank, broker or other record holder (with your stock held in “street name”), your bank, broker or such other record holder will send you an admission card with the form of a proxy. If you do not receive the admission card with the form of a proxy in a timely manner, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of our common stock on March 20, 2014, the record date for voting. You should also bring your photo identification. Because seating is limited, admission will be limited to shareowners or their proxy holders who have an admission card or other proof of ownership.

You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

17.	How will voting on any other business be conducted?

Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the three proposals set forth in this proxy statement. These consist of the election of directors, the advisory vote on compensation of our named executive officers, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. If any other business is properly presented at the Annual Meeting, your proxy gives Patricia L. Kampling, our Chairman, President and Chief Executive Officer, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

18.	Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the Annual Meeting, or you may call us for the results at the information number shown on the Notice of Annual Meeting. We will also file the voting results on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

19.	Are the 2013 Annual Report and these proxy materials available on the Internet?

Yes. As required by rules adopted by the SEC, we are making our proxy statement and our annual report available to our shareowners electronically via the Internet. You can access these materials at www.alliantenergy.com/eproxy.

20.	How can I access future proxy materials and annual reports on the Internet?

We are offering you the opportunity to consent to access our future notices of shareowner meetings, proxy materials and annual reports electronically through our website.

If you are a shareowner of record, you can consent to access these materials electronically to allow us to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown on page 3 of this proxy statement.

If your shares are held by a bank, broker or other record holder on your behalf, please refer to the information provided by such record holder for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. We will continue to distribute printed materials to shareowners that do not consent to access these materials electronically.

21.	When are shareowner proposals for the 2015 Annual Meeting due?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), all shareowner proposals to be considered for inclusion in our proxy statement for the 2015 Annual Meeting must be received at our principal office by December 4, 2014. In addition, any shareowner who intends to present a proposal at the 2015 Annual Meeting must comply with the requirements set forth in our Bylaws. Our Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to our Corporate Secretary not later than 45 days in advance of the first anniversary of the date we mailed our proxy statement to shareowners for the prior year’s annual meeting. Accordingly, we must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than February 17, 2015. If the notice is received after February 17, 2015, then the notice will be considered untimely and we are not required to present such proposal at the 2015 Annual Meeting. If our Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2015 Annual Meeting, then the persons named in the proxies solicited by the Board of Directors for the 2015 Annual Meeting may exercise discretionary voting power with respect to such proposal.

22.	Who is our independent registered public accounting firm and how is it appointed?

Deloitte & Touche LLP audited our financial statements for 2013. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners its appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

23.	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?

We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. We have retained AST Phoenix Advisors to aid in the solicitation of proxies at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

24.	If more than one shareowner lives in my household, how can I obtain an extra copy of the proxy statement and the 2013 Annual Report?

Pursuant to SEC rules, services that deliver our communications to shareowners that hold their shares through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the proxy statement and the 2013 Annual Report to any shareowner at a shared address to which a single copy of the document was previously delivered, and we will continue to do so in the future if requested. You may notify us of your request by calling or writing to us at the information address or number shown on the Notice of Annual Meeting. You may also access these materials at www.alliantenergy.com/eproxy. In addition, shareowners sharing an address who are receiving multiple copies of our Annual Report and proxy statement may request delivery of single copies by contacting us in the manner provided above.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Annual Election

At the Annual Meeting, four directors will be elected with terms expiring in 2017. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Patrick E. Allen, Patricia L. Kampling, Singleton B. McAllister, and Susan D. Whiting. Each of the nominees is currently serving on our Board of Directors and, if elected as directors, will serve until our Annual Meeting of Shareowners in 2017 or until his/her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency the Board of Directors does not currently anticipate.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of December 31, 2013); an account of their specific business experience; the names of publicly held and certain other corporations of which they are, or have been within the past five years, directors; and a brief discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

The composition of our Board of Directors is identical to the composition of the boards of directors of IPL and WPL.

NOMINEES FOR DIRECTOR

PATRICK E. ALLEN Age 49	Director since 2011 Nominated Term expires in 2017
Mr. Allen has served as Senior Vice President and Chief Financial Officer at Rockwell Collins, Inc., in Cedar Rapids, Iowa, since 2005. Mr. Allen previously served in various financial officer positions at Rockwell Collins and its subsidiaries since 2001. He has passed the certified public accounting exam and is an audit committee financial expert. He serves as the Chairperson of the Audit Committee. Mr. Allen has been a director of IPL and WPL since 2011. Mr. Allen’s experience with a publicly traded company, financial accounting, operations, customer perspectives, risk management, technology, and diversity matters led to the conclusion that he should serve on our Board of Directors.

PATRICIA L. KAMPLING Age 54	Director since 2012 Nominated Term expires in 2017
Ms. Kampling has served as our Chairman of the Board, Chief Executive Officer and President since April 1, 2012. She has also served as Chairman and Chief Executive Officer of IPL and WPL since April 1, 2012. She previously served as President and Chief Operating Officer from February 2011 through March 2012, as Executive Vice President and Chief Financial Officer from September 2010 to February 2011, as Executive Vice President-Chief Financial Officer and Treasurer from January 2010 to September 2010, as Vice President-Chief Financial Officer and Treasurer from January 2009 to January 2010, as Vice President and Treasurer from January 2007 to January 2009, and as Vice President of Finance from August 2005 to January 2007. She has prior industry experience in various executive positions at Commonwealth Edison Company and other subsidiaries of Exelon Corporation. Ms. Kampling has been a director of IPL and WPL since 2012. She has served on the board of directors of Briggs & Stratton Corporation since January 2011. She also serves on the boards of American Transmission Company, Wisconsin Manufacturers and Commerce, and Edison Electric Institute. Ms. Kampling’s leadership positions in publicly traded companies and her experience in finance, operations, customer perspectives, regulatory, human resources, risk management, environmental, safety, and diversity matters led to the conclusion that she should serve as the Chairman of our Board of Directors.

SINGLETON B. MCALLISTER Age 61	Director since 2001 Nominated Term expires in 2017
Ms. McAllister has been a partner in the Washington, D.C. office of the law firm of Williams and Mullen since December 2012. She previously was a partner at Blank Rome LLP from June 2010 to December 2012. She previously served as a partner in the law firm of LeClair & Ryan LLP from October 2007 to June 2010 and as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. from July 2005 to October 2007. She served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. Ms. McAllister has served on the board of directors of United Rentals, Inc., since 2004. Ms. McAllister has served as a Director of IPL and WPL since 2001. Ms. McAllister’s experience in legal, legislative, regulatory, public affairs, human resources, environmental, and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

SUSAN D. WHITING Age 57	Director since July 29, 2013 Nominated Term expires in 2017
Ms. Whiting retired effective January 1, 2014 from her position as the Vice Chair of Nielsen, N.V., a global provider of information into what consumers watch and purchase, in New York, NY. She held that position since 2008. She held various senior management positions with Nielsen since beginning her career there in 1978. Ms. Whiting has served as a Director of IPL and WPL since 2013. She was originally recommended as a nominee in 2013 by a third-party search firm acting on behalf of the Nominating and Governance Committee. Ms. Whiting’s experience with publicly traded companies, operations, human resources, customer perspectives, regulatory, environmental, technology matters and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 60	Director since 2003 Term expires in 2016
Mr. Bennett has been a private investor with Albaton Enterprises LLC in Sioux City, Iowa, since May 2010. He previously served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, since April 2001. He also served as Chairman of the Board and President for Terra Nitrogen Company, L.P., a subsidiary of Terra Industries Inc. He has served as the non-executive Chairman of the Board of directors of OCI N.V., an international construction and fertilizer company, since January 2013, and OCI Partners LP, since October 2013. He has served as a director of Arclin, Inc., a privately held company located in Canada since 2010. Mr. Bennett has served as a Director of IPL and WPL since 2003. Mr. Bennett is an audit committee financial expert. Mr. Bennett’s leadership of a publicly traded company and his experience in operations, finance, customer perspectives, legal matters, human resources, risk management, and safety matters led to the conclusion that he should serve on our Board of Directors.

DARRYL B. HAZEL Age 65	Director since 2006 Term expires in 2016

Mr. Hazel has been the principal of Darryl B. Hazel Consulting LLC, a business consulting firm in Detroit, Michigan, since January 2010. He retired in January 2010 from his position as Senior Vice President, Global Services Initiatives of Ford Motor Company, an automobile manufacturer. He also served as President of the Customer Service Division and Senior Vice President of Ford Motor Company from March 2006 to September 2009. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as a Director of IPL and WPL since 2006. Mr. Hazel’s long-term leadership experience as an executive of a publicly traded company and its subsidiaries along with his experience in operations, customer perspectives, human resources, risk management, technology/system matters, safety, and diversity initiatives led to the conclusion that he should serve on our Board of Directors.

ANN K. NEWHALL Age 62	Director since 2003 Term expires in 2015

Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer and Secretary and as a director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minnesota, following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of IPL and WPL since 2003. Ms. Newhall is Chairperson of the Safety, Environmental, Policy and Operations Committee. Ms. Newhall’s leadership positions in a publicly traded company and her experience in operations, customer perspectives, legal, regulatory, human resources, risk management, technology, environmental, safety, and diversity matters led to the conclusion that she should serve on our Board of Directors.

DEAN C. OESTREICH Age 61	Director since 2005 Term expires in 2015

Mr. Oestreich has been a consultant to Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics and a wholly owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since January 2010. He previously served as Chairman of Pioneer Hi-Bred International, Inc., from November 2007 until his retirement in December 2009. Mr. Oestreich also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. He serves as a director of two private companies, Nexsteppe, a feedstock solutions business for biofuels, biopower and biobased product industries, and mOasis, a business involved with agricultural water management through chemistry solutions. Mr. Oestreich has served as a Director of IPL and WPL since 2005. Mr. Oestreich is an audit committee financial expert. Mr. Oestreich is Chairperson of the Nominating and Governance Committee and our Lead Independent Director. Mr. Oestreich’s experience with publicly traded companies, operations, finance, customer perspectives, regulatory, human resources, risk management, technology, environmental, and safety matters led to the conclusion that he should serve on our Board of Directors.

DAVID A. PERDUE Age 64	Director since 2001 Term expires in 2016
Mr. Perdue is a founding partner of Perdue Partners, LLC, an international trading company. He has been the Chief Executive Officer of Aquila Group LLC, a private investment firm based in Sea Island, Georgia, since 2007. He retired in July 2007 from his position as Chairman of the Board of Directors and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tennessee. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board of Directors in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company. Pillowtex emerged from bankruptcy in May 2002 and reentered bankruptcy in July 2003. Mr. Perdue has served on the board of directors of Jo-Ann Stores, Inc. from 2008 to 2011, Liquidity Services, Inc., since 2009, and Graphic Package Holding Company, since 2011. Mr. Perdue has served as a Director of IPL and WPL since 2001. Mr. Perdue’s leadership of publicly traded companies and his experience in operations, customer perspectives, human resources, risk management, and technology matters led to the conclusion that he should serve on our Board of Directors.

CAROL P. SANDERS Age 46	Director since 2005 Term expires in 2015
Ms. Sanders has served as the Executive Vice President and Chief Financial Officer of Sentry Insurance in Stevens Point, Wisconsin since July 2013. Previously she served as the Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 until July 2013, where she also served as Senior Vice President, Chief Financial Officer and Treasurer from May 2011 until November 2012 and as Chief Financial Officer from 2004 until May 2011. Before that, Ms. Sanders served as Controller and Assistant Treasurer of Sentry Insurance from 2001 to 2004. Ms. Sanders has served as a Director of IPL and WPL since 2005. Ms. Sanders is Chairperson of the Compensation and Personnel Committee. Ms. Sanders’ experience with publicly traded companies, operations, finance, customer perspectives, regulatory, human resources, risk management, and technology matters led to the conclusion that she should serve on our Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has five standing committees: Audit; Compensation and Personnel; Nominating and Governance; Safety, Environmental, Policy and Operations; and Executive. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption. Directors serve on the following committees as indicated below:

	Audit	Compensation and Personnel	Nominating and Governance	Safety, Environmental, Policy and Operations	Executive
Patrick E. Allen	•*			•	•
Michael L. Bennett	•			•
Darryl B. Hazel			•	•
Patricia L. Kampling					**
Singleton B. McAllister		•		•
Ann K. Newhall	•			•*	•
Dean C. Oestreich	•		•*		•
David A. Perdue		•	•
Carol P. Sanders		•*	•		•
Susan D. Whiting		•		•

*	Committee Chairperson

**	Non-voting Committee Chairperson

The committees of the boards of directors of IPL and WPL, including the composition and independence of the committees, are identical to the committees of the Company’s Board of Directors. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the Company, IPL and WPL. Except as noted below, all meetings of the board and committee meetings of the Company, IPL and WPL were held jointly.

Audit Committee

The Audit Committee held six joint meetings in 2013. The committee currently consists of P. E. Allen (Chair), M. L. Bennett, A. K. Newhall and D. C. Oestreich. Each of the members of the committee is independent as defined by the New York Stock Exchange (“NYSE”) corporate governance listing standards and applicable SEC rules. The Board of Directors has determined that Messrs. Allen, Bennett and Oestreich each qualify as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for assisting the Board of Directors in oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The committee is also directly responsible for the appointment, retention, termination, compensation, and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held five joint meetings in 2013. The committee currently consists of C. P. Sanders (Chair), S. B. McAllister, D. A. Perdue, and S. D. Whiting. The Board of Directors has determined that each of the four members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Compensation and Personnel Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and the compensation of the other executive officers, evaluates the Chief Executive Officer’s performance and determines and approves, either as a committee or together with the other independent directors, the Chief Executive Officer’s compensation level based on its evaluation of the Chief Executive Officer’s performance, in addition to reviewing and approving the recommendations of the Chief Executive Officer with regard to the other executive officers. The committee has responsibilities with respect to our executive compensation and performance pay programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support and assist the Compensation and Personnel Committee in carrying out its mission, the committee has the authority, in its sole discretion, to retain, compensate, oversee, and terminate the services of outside advisors, experts, and others. The expenses associated with such outside advisors, experts, and others are paid by the Company. For 2013, the committee engaged Pay Governance LLC, or Pay Governance, as an outside compensation consultant to serve as an advisor in evaluating the compensation of our Chief Executive Officer, other named executive officers, and our outside non-management directors. Pay Governance also: provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term performance pay programs and executive retirement programs as well as assisting management with the implementation of these programs; and provides other consulting services at the request of the committee. A representative of Pay Governance generally attends meetings of the committee, is available to participate in executive sessions, and communicates directly with the committee. We will pay to Pay Governance its fees as determined by the committee upon the committee’s request as well as related out-of-pocket expenses of Pay Governance.

The Compensation and Personnel Committee assessed the independence of Pay Governance, taking into account the following factors:

•	the provision of other services to us by Pay Governance and its advisors;

•	the amount of fees received from us by Pay Governance as a percentage of Pay Governance’s total revenues;

•	the policies and procedures of Pay Governance that are designed to prevent conflicts of interest;

•	any business or personal relationship of the applicable advisor of Pay Governance with a member of the committee;

•	any of our stock owned by the applicable Pay Governance advisor; and

•	any business or personal relationships between our executive officers and the applicable advisor of Pay Governance or Pay Governance.

Following this assessment, the Compensation and Personnel Committee determined that there was no conflict of interest present and that Pay Governance provided the committee with appropriate assurances and confirmation of its independent status as the committee’s advisor.

The Compensation and Personnel Committee reviews and approves all elements of our executive compensation programs. Our Chief Executive Officer provides input to the committee in the assessment, design, and recommendation of executive compensation programs, plans, and awards. Annually, the Chief Executive Officer and the committee review comparable company market data provided by Towers Watson to help verify that survey job information adequately captures officers’ duties. Based on that data, the Chief Executive Officer recommends to the committee base salary adjustments and short- and long-term performance pay targets in relation to external market data, while also considering internal equity considerations and executive officers’ individual performance. The Chief Executive Officer provides recommendations to the committee for total annual compensation of executive officers. The Chief Executive Officer does not make any recommendation to the committee regarding his or her own compensation. Further, the Chief Executive Officer and other executive officers assess the performance of those executive officers reporting to them. The Chief Executive Officer is invited to attend all committee meetings to provide updates of progress made toward achievement of annual performance goals, and to provide management’s views on compensation program design features and components.

The Compensation and Personnel Committee has reviewed the charter for our internal Total Compensation Committee, which is made up of a minimum of four vice presidents. Members are appointed by the Chief Executive Officer or her designee with subject matter experts as required. The Compensation and Personnel Committee has delegated to the Total

Compensation Committee various powers of design and administration associated with our compensation and benefit plans for non-executive salaried and hourly employees. The Compensation and Personnel Committee reviews the minutes and actions of the Total Compensation Committee.

The Compensation and Personnel Committee has also reviewed the charter for our internal Investment Committee. The Investment Committee is made up of at least three, but no more than six, members including two vice presidents who are generally knowledgeable in investment and financial matters. Members are appointed by our Chief Financial Officer. The Compensation and Personnel Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs. The Compensation and Personnel Committee reviews the investment policies related to these benefit and compensation plans on an annual basis.

Compensation and Personnel Committee Interlocks and Insider Participation

No person who served as a member of the Compensation and Personnel Committee during 2013 has (a) served as one of our officers or employees or (b) any relationship requiring disclosure as a related person transaction under Item 404 of the Securities and Exchange Commission’s Regulation S-K. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or our Compensation and Personnel Committee.

Nominating and Governance Committee

The Nominating and Governance Committee held five joint meetings in 2013. The committee currently consists of D. C. Oestreich (Chair), D. B. Hazel, D. A. Perdue, and C. P. Sanders. Each of the members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Nominating and Governance Committee’s responsibilities are to: (1) identify individuals qualified to become members of the Board of Directors, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend members of the Board of Directors qualified to serve on Board committees; (3) develop and recommend to the Board of Directors a set of corporate governance principles; (4) oversee the evaluation of the Board of Directors and our management; (5) oversee our related person transaction policy; and (6) advise the Board of Directors with respect to other matters relating to our corporate governance. The committee receives and acts upon recommendations from the Compensation and Personnel Committee regarding compensation for non-management directors for consideration by the Board of Directors. Our Corporate Governance Principles, as adopted by the Board of Directors, provide insight for the committee on the consideration of appropriate criteria for director nominees. The committee is responsible for evaluating nominees for director and director candidates based on such criteria and for seeking to assure that the specific talents, skills and other characteristics needed to increase the effectiveness of the Board of Directors are possessed by an appropriate combination of directors.

In making recommendations of nominees to serve on the Board of Directors, the committee will examine each director nominee on a case-by-case basis, regardless of the source of the recommendation, and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. However, the committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Nominating and Governance Committee also believes that:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, ethnicity and professional experience.

The Nominating and Governance Committee has determined that each nominee for director, as well as each continuing member of the Board of Directors, satisfies the applicable criteria for directors outlined above. In addition, the committee annually reviews particular attributes, qualities, and skills attendant to the members of our Board of Directors. This review is documented in connection with a matrix of qualifications and experience that assesses directors in areas such as strategic leadership, finance, operations, customer perspective, legal, regulatory, human resources, technology, risk management, environmental and safety, and diversity initiatives. Diversity is a component of our core value of respect. We strive to create a workplace in which people of diverse backgrounds, talents and perspectives support our mission. Diversity is reflected in our directors’ qualification and experience matrix, in the criteria specified for use in the evaluation of our director nominees by the committee, and in the Board of Directors’ responsibilities in advising and counseling management. Specifically, our Corporate Governance Principles provide that the Board of Directors is responsible for using the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company. In its annual performance evaluation, the committee assesses whether it effectively identifies individuals qualified to be nominated to the Board of Directors for election by the shareowners consistent with the criteria approved by the Board of Directors. We believe that our Board of Directors has been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, ethnicity and professional experience specified in our Corporate Governance Principles.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and our Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary at the address provided below and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Nominating and Governance Committee. The Nominating and Governance Committee evaluates the qualifications of candidates properly submitted by shareowners in the same manner as it evaluates the qualifications of director candidates identified by the committee or the Board of Directors. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary. Recommendations or nominations must be sent to the Corporate Secretary at the Company’s principal offices at Alliant Energy Corporation, 4902 N. Biltmore Lane, Madison, Wisconsin 53718.

We and the Nominating and Governance Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the committee in its identification of qualified director candidates to replace Ms. Pyle following her retirement at the 2013 Annual Meeting of Shareowners, the committee engaged an outside search firm. Susan D. Whiting was appointed as a director on July 29, 2013.

The Nominating and Governance Committee has the responsibility to periodically review and make recommendations to the Board of Directors regarding policies and procedures for selection of the Chief Executive Officer and succession planning in the event of an emergency or the retirement of the Chief Executive Officer. The committee, in conjunction with the full Board, discusses succession planning and other management development issues at least annually and more often, as necessary.

The Nominating and Governance Committee is responsible for ensuring that new members of our Board of Directors have an appropriate orientation to our company and their responsibilities as directors to permit them to become familiar with the industry, business units and corporate governance processes of our company. The committee is also responsible for ensuring that a process is in place to provide educational opportunities on an ongoing basis to help assure that each director has the necessary skills to perform his or her responsibilities as a director. The committee has established an aspirational continuing education guideline for approximately one half of the members of our Board of Directors to attend a continuing education program every year.

Safety, Environmental, Policy and Operations Committee

In May 2013, the former Environmental, Nuclear, Health and Safety Committee was reconstituted as the Safety, Environmental, Policy and Operations Committee to better align the committee with oversight on key issues related to our strategic plan. The Committee held four joint meetings in 2013. The committee currently consists of A. K. Newhall (Chair), P. E. Allen, M. L. Bennett, D. B. Hazel, S. B. McAllister, and S. D. Whiting. Each of the members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Safety, Environmental, Policy and Operations Committee’s responsibilities are to review key issues of interest to us related to these topics. The committee (1) reviews environmental policy and planning issues, (2) reviews safety related issues and policies, (3) reviews and monitors regulatory matters and public policy issues of significance to the Company, and (4) reviews and monitors issues of importance and strategic significance related to the Company’s operations. The committee generally advises the Board with respect to other matters related to environmental, safety, regulatory and operations issues of the Company.

Executive Committee

The Executive Committee held one joint meeting in 2013. The committee currently consists of P. E. Allen, A. K. Newhall, D. C. Oestreich, and C. P. Sanders, each the Chairperson of a committee. Ms. Kampling is the Chair and a non-voting member of this committee.

The purpose of the Executive Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a committee under the Wisconsin Business Corporation Law.

Attendance and Performance Evaluations

Our Board of Directors held nine joint meetings in 2013 and the Board of Directors of IPL held one additional special meeting. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board of Directors and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates the performance of the Chief Executive Officer on an annual basis.

Members of our Board of Directors are expected to attend our annual meeting of shareowners. All members of our Board of Directors were present for our 2013 Annual Meeting.

CORPORATE GOVERNANCE

a.	Corporate Governance Principles and Director Independence

Our Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE corporate governance listing standards. The categorical standards are available in Appendix A to our Corporate Governance Principles available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Ms. Judith D. Pyle now retired and Messrs. Allen, Hazel, and Oestreich, serve as consultants, executive officers and/or directors of companies that are customers of our public utility subsidiaries. These customer relationships do not constitute a material relationship under the NYSE corporate governance listing standards cited above or the SEC rules governing related person transactions. Each of these circumstances, however, was evaluated under the applicable NYSE corporate governance listing standards and applicable SEC rules. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Allen, Bennett, Hazel, Oestreich, and Perdue and Mses. McAllister, Newhall, Sanders and Whiting has no material relationship with us and, therefore, is independent in accordance with the NYSE corporate governance listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE corporate governance listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

b.	Related Person Transactions

We have adopted a written policy such that we will annually disclose information regarding related person transactions as required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term “related person” means any of our directors or executive officers, or nominee for director, and any member of the immediate family of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors, or nominees for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of, and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after, the related person transaction is effected, but in any event as soon as practicable after the executive officer, director, or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether to approve or ratify the related person transaction should be made in accordance with a determination as to whether consummation of the transaction would be, or has been, contrary to the best interests of our company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our Board of Directors and eligibility to serve on Board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2013, and no related person transactions are currently proposed.

c.	Board Leadership Structure; Executive Sessions

Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible to select a Chairperson and a Chief Executive Officer. Our Corporate Governance Principles also provide that the Board of Directors should have the flexibility to decide whether it is best for our company that the two positions be filled by the same individual and that, if the Chairperson of the Board is not an independent director, the chairperson of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairperson of the Board and Chief Executive Officer should be held by one individual with the use of a Lead Independent Director. In choosing to combine the roles of Chairperson of the Board and Chief Executive Officer, the Board of Directors has expressed its belief that our management, through the Chairperson and Chief Executive Officer, should have the primary accountability and the responsibility to act as the spokesperson for us. The Board of Directors believes that maintaining the positions of Chairperson and Chief Executive Officer in a single individual will promote a consistent and accurate message to our investors, employees, customers, and other constituencies.

While our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management, both the Board of Directors and management recognize the Lead Independent Director as a key position of leadership within the Board of Directors. Our Corporate Governance Principles do provide that the Lead Independent Director will preside at regular executive sessions of the Board of Directors, without management participation. We believe that the use of a Lead Independent Director has proven effective for us and has greatly facilitated communication of important issues between the Board of Directors and the Chief Executive Officer. Subsequent to the adoption of our Corporate Governance Principles formally establishing the Lead Independent Director position, our Lead Independent Director’s role has developed to include additional board governance activities, including the following examples:

•	communicating applicable information from executive session deliberations to the Chairperson and Chief Executive Officer;

•	reviewing with the Chairperson and Chief Executive Officer items of importance for consideration by the Board of Directors;

•	acting as principal liaison between the independent directors and the Chairperson and Chief Executive Officer on sensitive issues;

•	discussing with the Chairperson and Chief Executive Officer important issues to assess and evaluate views of the Board of Directors;

•	consulting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairperson and Chief Executive Officer;

•	in conjunction with the Nominating and Governance Committee, recommending to the Chairperson the membership of the various board committees and selection of the board committee chairs;

•	in conjunction with the Nominating and Governance Committee, interviewing all board candidates and making recommendations to the Board of Directors on director nominees;

•	mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors;

•	in conjunction with the Nominating and Governance and Compensation and Personnel Committees, reviewing and approving the philosophy of, and program for, compensation of the independent directors; and

•

evaluating, along with the other members of the Board of Directors, the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board of Directors’ evaluation.

As the Chairperson of the Nominating and Governance Committee, Mr. Oestreich is currently designated as the Lead Independent Director. At every regular meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

d.	Risk Oversight

Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plan, overall corporate risk profile, risk parameters, and annual operating plan for monitoring whether these plans are being implemented effectively. The Board of Directors annually conducts a broad-based risk assessment. For 2013, this risk assessment was conducted in association with reviews by our vice president and treasurer and the senior manager of strategic planning. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks, and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. This assessment culminates in the Strategic Risk Assessment Report to the Board of Directors. On an ongoing basis, the Audit Committee regularly discusses our policies with respect to risk assessment and risk management, our financial risk exposures, and the steps we have taken to monitor and control such exposures. The Safety, Environmental, Policy and Operations Committee also regularly reviews and assesses risk in relation to our operations. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees. The Compensation and Personnel Committee conducted an assessment of these policies and practices in 2013 to determine whether any such risks were reasonably likely to have a material adverse effect on the Company. These results are described in further detail under “Compensation Committee Risk Assessment” below.

e.	Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group, or individual directors (including the Lead Independent Director) by providing such communication in writing to our Corporate Secretary at Alliant Energy Corporation, 4902 N. Biltmore Ln., Madison, Wisconsin, 53718, who will post such communication directly to our Board of Directors’ confidential website.

f.	Ethical and Legal Compliance Policy

We have adopted a Code of Conduct that serves as our code of ethics and applies to all employees, including our chief executive officer, chief financial officer, and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our website.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of our common stock beneficially owned as of March 1, 2014, by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors, and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date. No director or officer owns any other equity of Alliant Energy Corporation or any of its subsidiaries. None of the shares held by the officers and directors are pledged.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
EXECUTIVE OFFICERS(2)
Thomas L. Aller	39,644	(3)(4)
Thomas L. Hanson	39,076	(3)
John O. Larsen	28,488	(3)
James H. Gallegos	16,525	(3)

DIRECTOR NOMINEES
Patrick E. Allen	3,862	(3)
Patricia L. Kampling	90,613	(3)
Singleton B. McAllister	14,773	(3)
Susan D. Whiting	684	(3)

DIRECTORS
Michael L. Bennett	36,411	(3)
Darryl B. Hazel	11,677	(3)
Ann K. Newhall	22,030	(3)
Dean C. Oestreich	23,836	(3)
David A. Perdue	27,231	(3)
Carol P. Sanders	20,490	(3)

All Executive Officers and Directors as a Group (16 people)	388,191	(3)

(1)	Total shares of Company common stock outstanding as of March 1, 2014 were 110,937,182.

(2)	Stock ownership of Ms. Kampling is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Allen — 2,295, Mr. Bennett — 35,880, Mr. Hazel — 10,948, Ms. Kampling — 1,755, Ms. McAllister — 8,676, Ms. Newhall — 20,769, Mr. Oestreich — 22,836, Mr. Perdue — 27,231, Ms. Sanders — 20,490, Ms. Whiting — 584, Mr. Aller — 9,646, Mr. Gallegos — 52, Mr. Hanson — 4,487, Mr. Larsen — 7,319, (all executive officers and directors as a group — 173,353).

(4)	Mr. Aller retired effective March 31, 2014.

The following table sets forth information regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners, as of the date provided below.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
BlackRock, Inc. (and certain affiliates) 40 East 52nd Street New York, NY 10022 (dated as of January 31, 2014)	10,503,382	0	11,285,235	0	11,285,235	10.20%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355 (dated as of December 31, 2013)	147,806	0	6,164,858	87,906	6,252,764	5.63%

We own all of the outstanding common stock of IPL and WPL. All preferred shares of WPL were redeemed in 2013. None of our directors or officers owned any shares of preferred stock of IPL or WPL during 2013, and we are not aware of any person who beneficially owns more than 5% of any preferred stock of IPL.

COMPENSATION DISCUSSION AND ANALYSIS

I.       INTRODUCTION

This compensation discussion and analysis describes material information related to Alliant Energy’s compensation philosophy, policies, and practices with respect to our named executive officers. For calendar year 2013, our named executive officers were as follows:

1.	Patricia L. Kampling: Chairman of the Board of Directors; Chief Executive Officer and President; Chairman and Chief Executive Officer of Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”)
2.	Thomas L. Hanson: Senior Vice President and Chief Financial Officer
3.	Thomas L. Aller: Senior Vice President — Operations Support; President of IPL
4.	John O. Larsen: Senior Vice President — Generation; President of WPL
5.	James H. Gallegos: Vice President and General Counsel

This compensation discussion and analysis also includes the following:

•	A summary of performance achievements and the alignment of performance and executive pay;
•	A summary of our executive compensation pay practices and objectives and principles;
•	Our process for setting executive compensation; and
•	A description of the components of our executive compensation program and compensation decisions for 2013.

II.      EXECUTIVE SUMMARY

Alliant Energy’s core business is generating and delivering regulated electric service and delivering natural gas service within our Iowa, Wisconsin, and Minnesota service territories. We deliver value to our shareowners and customers through three key elements: competitive costs, safe and reliable service, and balanced generation. We refer to the achievement of these elements as our strategic plan.

Our executive compensation program is designed to promote our strategic plan by providing market-based performance pay and rewarding strong performance according to standards that are regularly reviewed by our Compensation and Personnel Committee, Chief Executive Officer and our compensation consultant.

a.	Executive Compensation is Linked to Company Performance

In 2013, we delivered strong performance both to shareowners and customers, including the following Company performance achievements in 2013:

•	Adjusted 2013 utility earnings per share (“EPS”) of $3.24 exceeded the target of $3.00 and represented a 13% increase over 2012 adjusted results (adjustments are described below);

•

At the end of 2013, our relative total shareowner return compared to the Edison Electric Institute (“EEI”) Stock Index was in the 64th percentile for that year, the 69th percentile over the last three years, and the 74th percentile over the last five years;

•	For the one-, three-, and five-year periods ending on December 31, 2013, our total shareowner returns were approximately 22%, 58%, and 121%, respectively;

•	2013 adjusted cash flows from our utilities and service company of $776 million exceeded the 2013 target of $705 million;

•	Cumulative, operational goal performance in 2013 was above target.

The following table demonstrates the link between performance and executive pay, showcasing the results of financial performance goals as they relate to executive payouts over the past three years:

Year	Adjusted Utility EPS From Continuing Operations(1)	Target Utility EPS from Continuing Operations	Annual Performance Payout as % of Target	Relative Total Shareowner Return (Three Years)(2)	Performance Share Payout as % of Target(3)	Performance Contingent Restricted Stock Vesting(3)
2011	$2.72	$2.70	101%	75th percentile	162.5%	Yes
2012	$2.87	$2.75	119%	89th percentile	197.5%	No
2013	$3.24	$3.00	136%	69th percentile	147.5%	Yes(4)

(1)	Throughout this discussion, references to utility earnings include earnings from our utilities and service company.

(2)	Total Shareowner Return as compared to the EEI Stock Index.

(3)	Performance shares and restricted stock became payable or vested, as applicable, in the year indicated.

(4)	Vesting of both the 2011 and 2012 grants based on 2013 consolidated net income from continuing operations.

b.	Key Governance and Pay Practices

Our executive compensation program features key governance and pay practices, including:

•	Regular reviews by the Compensation and Personnel Committee;

•	Share ownership guidelines for officers and directors;

•	Prohibiting the pledging and hedging of Company stock by officers and directors;

•

Not paying dividends on unvested performance-contingent restricted stock and performance shares (for restricted stock, dividends accrue and are vested only when performance targets are met and vesting is completed);

•	Clawback language in our annual performance pay plan; and

•	Excluding Section 280G gross-up provisions from our change-in-control agreements.

c.	The Executive Compensation Program has Defined Objectives and Principles

Alliant Energy has developed certain objectives for the executive compensation program that we believe attract, retain and motivate a highly proficient executive management team that is actively engaged in producing results for our shareowners and customers and helping us deliver on our strategic plan. The objectives include:

•

Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by strengthening the relationship between pay and performance through variable at-risk compensation;

•

Align Executives’ and Shareowners’ Interests: align named executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation through equity and tying a portion of our long-term pay directly to total shareowner return; and

•	Attract and Retain Valuable Officers: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies.

Further, we adhere to the following compensation principles, which are intended to facilitate the achievement of our compensation objectives:

•	Target Total Compensation to Market Median: total aggregate compensation levels should be targeted at the median (50th percentile) of total aggregate compensation paid in the market;

•

At-Risk Compensation: a substantial portion of our named executive officers’ compensation should be based on achievement of performance goals, with long-term equity awards delivering a majority of the performance-based pay;

•	Equity-Ownership: named executive officers should have significant holdings of our common stock;

•

Minimized Systemic Risk-Taking: compensation programs should be developed to properly mitigate unintended risk-taking, including providing a mix of long-term and short-term compensation and using multiple performance criteria to determine awards; and

•

Access to Retirement Programs: named executive officers should have access to retirement plans commonly in use among comparable companies, including deferred compensation plans, certain non-qualified retirement plans, and 401(k) savings plans.

The Compensation and Personnel Committee refers to these objectives and principles in its regular review of the executive compensation program.

d.	Components of the Executive Compensation Program

The major components of the executive compensation program are (1) base salary, (2) short-term (annual) performance compensation, (3) long-term (equity) performance compensation, (4) retirement and other benefits, and (5) post-termination compensation.

In setting the level for each major component of compensation, we generally consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit programs), competitive market compensation data, the current market for talent, our historic levels of compensation, company culture, individual and Company performance, the executive’s length of tenure, and internal pay equity. The table below summarizes the function of each component of compensation, each of which is described in more detail below.

Component	Description	Objective within Compensation Program
Base Salary	Fixed compensation, subject to annual review and increased or decreased in response to changes in responsibility, performance, length of service or competitive practice.	• Provides base compensation at a level consistent with competitive practices. • Reflects roles, responsibilities, skills, experience and performance. • Adheres to market practice.
Short-Term (Annual) Performance Compensation	Annual cash performance pay based on achievement of objective utility and service company financial and operational performance measures.

•     Motivates and rewards for achievement of annual utility and service company goals.

•     Aligns management and key stakeholder interests by linking pay and performance.

•     Promotes achievement of strategic plan by linking pay to achievement of strategic goals.

Component	Description	Objective within Compensation Program
Long-Term (Equity) Performance Compensation	Allows grant of a variety of types of awards, including performance-contingent restricted stock, performance shares and time-based restricted stock.

•     Motivates and rewards financial performance over a sustained period.

•     Aligns management and shareowner interests by encouraging management ownership.

•     Enhances retention of management personnel.

•     Rewards strong total shareowner return and earnings growth.

•     Links pay to performance relative to peers.

Retirement and Other Benefits	Tax-qualified deferred compensation and other benefits.	• Provides for current and future needs of the executives and their families. • Enhances recruitment and retention. • Adheres to competitive market practice.
Post-Termination Compensation	Key Executive Employment and Severance Agreements (KEESAs) and Executive Severance Plan: contingent amounts payable only if employment is terminated under certain conditions.	• Enhances retention of management personnel by providing employment continuity. • Encourages the objective evaluation and execution of potential changes to Alliant Energy’s strategy and structure.

In order to properly reward strong performance, we weigh performance-based pay more heavily than other elements of our named executive officers’ total target direct compensation. In 2013, performance pay accounted for 54% to 79% of target total direct compensation for our named executive officers. The following table shows the breakdown of the total direct compensation pay mix for each of our named executive officers in 2013.

Named Executive Officer	Title	Salary as a % of Total	All Performance Awards as a % of Total	Annual Performance Awards as a % of Total	Long-Term Performance Awards as a % of Total
Patricia L. Kampling	Chairman, Chief Executive Officer and President, and Chairman and Chief Executive Officer of IPL and WPL	21%	79%	22%	57%
Thomas L. Hanson	Senior Vice President and Chief Financial Officer	31%	69%	22%	47%
Thomas L. Aller	Senior Vice President-Operations Support and President of IPL	46%	54%	21%	33%
John O. Larsen	Senior Vice President-Generation and President of WPL	43%	57%	20%	37%
James H. Gallegos	Vice President and General Counsel	36%	64%	21%	43%

The figures in this table were calculated using targeted compensation for 2013 and therefore may differ from the 2013 amounts reported in the Summary Compensation Table below.

   III.       THE EXECUTIVE COMPENSATION PROGRAM

a.	Process for Setting Executive Compensation

Each component of the executive compensation program is subject to a thorough process of review and approval by the Compensation and Personnel Committee, which is made up of independent directors who meet regularly in executive session without the presence of management. The work done by the committee is bolstered by external data and the advice of an independent, third-party compensation consultant.

1.	Role of Compensation and Personnel Committee

The Compensation and Personnel Committee sets each component and level of compensation for the Company’s named executive officers and other executive officers. As context for its review, the committee regularly reviews compensation reports prepared by the committee’s outside consultant, including reports on competitive pay practices, compensation trends, potential payouts under various termination scenarios and competitive compensation level data.

2.	Role of Chief Executive Officer

The Chief Executive Officer recommends the level of compensation for the Company’s named executive officers and other senior Company executives, other than herself. She is present and available to the Compensation and Personnel Committee during their meetings with respect to the compensation of the Company’s named executive officers and other senior Company executives, except when her own compensation is considered in executive session. The Company’s human resources staff compiles data and provides reports to the committee to assist in their deliberations. The Chief Executive Officer’s compensation package is determined by the committee in executive session.

3.	Role of Independent Compensation Consultant

The Compensation and Personnel Committee receives data, analysis and support from Pay Governance, an independent, nationally recognized executive compensation consulting firm. During 2013, Pay Governance participated in committee meetings, analyzed the competitive level of compensation for each of the named executive officers, and provided information regarding executive compensation trends. Pay Governance was engaged by and reports solely to the committee, and meets with the committee at each meeting in executive session.

4.	Role of Benchmarking

We utilize compensation data provided by Pay Governance from both the utility and broader general industries in determining the appropriate levels of compensation for our executive officers. Although our business is focused in the utility sector, the competitive labor market for our company includes both general industry and the utility industry, particularly for those executives who serve in a general management capacity.

The Pay Governance benchmark data from the utility sector used for 2013 were drawn from Towers Watson’s 2012 Energy Services Industry Executive Compensation Database (the “2012 Energy Services database”)—a survey of over 60 companies comprising nearly all U.S. utilities. The Pay Governance general industry data were obtained from Towers Watson’s 2012 General Industry Executive Compensation Database (the “2012 General Industry database”)—a survey of over 400 (mostly Fortune 1000) companies, which we consider to be a fair gauge of compensation practices among leading companies. In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. By focusing on the data in the aggregate, we avoid the undue impact of statistically outlying companies and obtain a general understanding of compensation practices in the market. All of the survey data were updated to January 2013 using a 3% annual update factor, as 3% was the anticipated average annual increase for the survey companies. The data from each of the companies in both databases were size-adjusted based on gross revenue. We refer to the median in these surveys as our “market reference point” throughout the following discussion. For general management positions, including with respect to Ms. Kampling and Messrs. Hanson and Gallegos, equally blended utility and general industry data from these databases are used as our primary market reference point for compensation, reflecting the broader talent market for these jobs. For utility-specific operating positions, including with respect to Messrs. Aller and Larsen, energy industry data are used as our market reference point.

The Compensation and Personnel Committee targets aggregate compensation for executive officers to the market reference point of the appropriate market survey. Total compensation includes salary and targeted annual and long-term performance pay opportunities. Generally, total aggregate compensation that falls within 15% of the market reference point is considered to be at target. This practice allows for differentiation among individual executive officers based on time in the position, increased responsibilities or outstanding job performance. The aggregate total targeted compensation of all named executive officers fell within 15% of the market reference point in 2013.

5.	Compensation and Personnel Committee Risk Assessment

In December 2013, the Compensation and Personnel Committee reviewed an assessment presented by management of our general compensation policies and practices for all employees, including our non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. Based on this assessment, the committee concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and did not recommend or implement any material changes in 2013. The committee believes that the following features of our policies and practices serve to mitigate material risks arising from our compensation policies and practices:

•	use of a mix of annual and long-term performance awards to provide an appropriate balance of short and long-term risk and reward horizons;
•	use of a variety of performance metrics for performance awards to avoid excessive focus on a single measure of performance;
•	caps on performance awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year;
•	review of our compensation programs for reasonableness by our state utility commissions to mitigate risk;
•	clawback policies that provide us with the ability to recoup annual performance awards under appropriate circumstances; and
•	stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

b.	Components of the Executive Compensation Program

1.	Base Salary

We pay base salaries to provide management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance, and to attract and retain key executives. Because the Company is not contractually bound to pay particular levels of base salary to our executive officers, we have the flexibility to make adjustments to take into consideration changes in the market, responsibilities and performance against job expectations. We also consider the nature of the position; the responsibilities, skills, experience and tenure of the officer; and his or her past performance.

The following table sets forth the base salaries of each named executive officer as of the end of the 2013 and 2012 calendar years, as well as the percentage change from the prior year.

Named Executive Officer	2013 Base Salary	2012 Base Salary	Percentage Increase
Patricia L. Kampling	$800,000	$740,000	8.1%
Thomas L. Hanson	$418,180	$406,000	3.0%
Thomas L. Aller	$307,660	$298,700	3.0%
John O. Larsen	$335,000	$320,000	4.7%
James H. Gallegos	$345,000	$331,000	4.2%

Base salary increases shown above that are greater than 3% reflect efforts to bring total targeted compensation in line with market.

2.	Short-term (Annual) Performance Pay Plan

Our executive officers, including our named executive officers, are eligible to participate in the Management Performance Pay (“MPP”) Plan, which is our annual performance pay plan adopted under our 2010 Omnibus Incentive Plan. The MPP Plan provides executive officers with the opportunity for annual cash performance payments tied directly to the achievement of company performance goals. The MPP Plan encourages executive officers to achieve key financial and operational goals. The Compensation and Personnel Committee sets goals designed to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Compensation and Personnel Committee considers survey data, tenure in a position, and individual responsibilities when setting targeted annual performance opportunities. Based on these factors, the committee approved target payout levels for our named executive officers under the 2013 MPP Plan as set forth in the table below, which are unchanged from 2012 target payout levels.

Named Executive Officer	MPP Plan Target Payout as a Percentage of Base Salary
Patricia L. Kampling	105%
Thomas L. Hanson	70%
Thomas L. Aller	45%
John O. Larsen	45%
James H. Gallegos	60%

We pay annual performance awards from a pool of funds established specifically for MPP Plan payments. The Compensation and Personnel Committee establishes goals based primarily on utility performance, which it derives from our strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. These performance goals apply to all named executive officers and determine the funding level of a performance pool.

Achievement of performance goals determines whether and to what extent the performance pool will be funded. The size of the performance pool and payment to named executive officers will vary, from 0% to 150% of target, based on goal performance. If all performance goals are met at target levels, the performance pool is funded at 100% of target. Beginning in 2013, achievement of each performance metric funds the performance pool independently of the other metrics.

The performance goals, targets and actual 2013 performance were:

Goal	Percent of Performance Pool	Target	Actual	Percent Payment Toward Performance Pool
Adjusted EPS from continuing operations of our utilities (“EPS”)	50%	EPS: Threshold: $2.70 Target: $3.00 Maximum: $3.38	$3.24(1)	65.0%
Adjusted cash flows from utilities and service company (“Cash Flows”)	10%	Cash Flows: Threshold: $635 million Target: $705 million Maximum: $811 million	$776 million(2)	13.4%
Customer satisfaction	10%	Complaints to Regulators: Threshold: 564 Target: 513 Maximum: 436	401	15.0%
Power supply availability	10%	Availability of Tier One Plants: Threshold: 83.9% Target: 84.9% Maximum: 86.4%	87.0%	15.0%
Power supply reliability	10%	SAIDI/SAIFI Reliability Index: Threshold: 90% Target: 100% Maximum: 115%	121%	15.0%
Safety	5%	OSHA Recordable Incident Rate: Threshold: 3.54 Target: 3.22 Maximum: 2.74	2.71	7.5%
Diversity (each goal accounts for one-third of this performance goal)	1.67%	People of Color: Threshold: 4.9% Target: 5.4% Maximum: 6.2%	5.2%	1.3%
	1.67%	Women in Non-Traditional Jobs: Threshold: 8.7% Target: 9.7% Maximum: 11.2%	9.5%	1.5%
	1.67%	Spending to Minority and Women-Owned Businesses: Threshold: $76.5 million Target: $85.0 million Maximum: $97.8 million	$119.9 million	2.5%
TOTAL	100%			136%
(1)

This non-GAAP number is intended to represent ongoing operations of the utilities and service company by excluding charges related to the redemption of preferred stock issued by the utility companies and partial reversal of a previous asset impairment based on a recent regulatory decision. These excluded items are not reflective of ongoing operations of the utilities and service company and are therefore excluded when determining executive compensation.

(2)	This non-GAAP number excludes the effects of sales of customer accounts receivable, net of tax pension contributions and net of collateral held or paid by the utilities and service company.

Each performance goal is independent of others, and performance goals are combined based on applicable percentage of achievement to determine the annual performance payment for each executive officer. At December 31, 2013, the performance goal achievement of 136% was multiplied by each named executive officer’s target payout percentage and base salary to set final annual performance payments. The individual annual performance payments made for 2013 are reported below in the Summary Compensation Table.

The MPP Plan provides for the clawback of annual performance payments in the event that fraud, intentional misconduct or gross negligence leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of annual performance payments if the payment would have been lower based on the restated financial results. This policy will be refined as appropriate following the release of final regulations by the SEC governing clawback policies.

3.	Long-term (Equity) Performance Pay

We award long-term performance pay based on the achievement of multi-year financial goals. In 2013, we granted long-term performance pay to named executive officers in two forms: performance-contingent restricted stock and performance shares, in each case granted under our 2010 Omnibus Incentive Plan. These long-term equity awards are intended to provide performance-based incentives on both an absolute basis and a relative basis. The Compensation and Personnel Committee granted long-term equity awards in 2013 consisting of 50% performance-contingent restricted stock and 50% performance shares to equally emphasize absolute and relative long-term performance. Because these awards are performance-based, they can be forfeited if threshold results are not achieved. We do not issue stock options and no longer have any outstanding stock options.

When determining the value of each executive officer’s long-term performance pay opportunity, the Compensation and Personnel Committee considers survey data, tenure in a position, individual responsibilities, and the competitiveness of the total compensation package. Targeted grant values of long-term equity awards are set as a percentage of base salary. The dollar value of the long-term equity awards are determined prior to the grant date, and we grant the number of shares necessary to approximate that dollar value based on the fair market value of our share price on the grant date. In 2013, the committee approved long-term grants to our named executive officers as set forth in the table below.

Named Executive Officer	Long-Term Equity Grants in 2013 as a Percentage of Base Salary
Patricia L. Kampling	265%
Thomas L. Hanson	150%
Thomas L. Aller	70%
John O. Larsen	85%
James H. Gallegos	120%

Performance-Contingent Restricted Stock

In 2013, the Compensation and Personnel Committee made grants to named executive officers of performance-contingent restricted stock, which are intended to reward absolute long-term growth. Vesting of the performance-contingent restricted stock is based on achieving compounded annual return of 5% for a two year period over projected 2013 consolidated net income from continuing operations (i.e., $379 million, calculated with certain exclusions as provided in the 2010 Omnibus Incentive Plan). Targets can be achieved for up to four years following the grant, and accordingly, the shares can become fully vested after the second, third or fourth year, assuming achievement of the targets. The rate of growth required for the performance-contingent restricted stock to vest is based on the successful and timely execution of our strategic plan.

Performance-contingent restricted stock granted in 2011 and 2012 vested based on the achievement of the relevant targets for net income from continuing operations for both the 2011 and 2012 awards in 2013.

While dividends are reinvested on a participant’s performance-contingent restricted stock, the payment of the dividends is not made until the performance targets are met and vesting is completed. In addition, upon a change in control, performance-contingent restricted stock vests at target on a pro-rata basis based upon the service provided prior to a change in control date. By vesting pro-rata, executives are not compensated for long-term performance after the change in control date.

Performance Shares

In 2013, the Compensation and Personnel Committee made grants to named executive officers of performance shares, which are intended to reward the performance relative to our peers. The vesting of the performance shares is based on our relative total shareowner return over a three-year performance period. The total shareowner return calculation represents the cumulative return for the three-year performance period reflecting price appreciation and reinvested dividend payments. Performance shares provide a 100% payout, or target payout, if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Compensation and Personnel Committee. The committee selected the Edison Electric Institute (EEI) Stock Index as the peer group for the 2013 grants of performance shares because comparison to the EEI Stock Index appropriately assesses our performance relative to other publicly traded utilities. Performance share payouts are capped at 200% of the target payout. The following table shows the level of performance share payouts based on our total shareowner return as compared to the EEI Stock Index.

Company’s Percentile Rank	Percent of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40th percentile	0%

Performance shares allow the named executive officer to receive a payment in shares of our common stock, cash, or a combination of our common stock and cash, the value of which is equal to the number of shares awarded as adjusted by the performance multiplier. If the named executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the stock value on a date chosen by the Compensation and Personnel Committee. The committee chooses this date in advance of issuing shares under the program.

For the February 2011 performance share grant (performance period ended on December 31, 2013), our total shareowner return ranked at the 69th percentile, relative to the performance share peer group. As a result, our named executive officers earned 147.5% of the target award under the terms of the plan related to the 2011-2013 performance period.

No dividends are paid on performance shares during the performance period. In addition, upon a change in control, performance shares vest at target on a pro-rata basis based upon the service provided prior to the change-in-control date. By vesting pro-rata, executives are not compensated for long-term performance after the change in control date.

4.	Retirement and Other Benefits

Consistent with our competitors, we also offer benefit programs to our named executive officers that focus on their retirement. We provide these benefits to remain competitive with the general market for named executive officers. These programs include a 401(k) savings plan, a deferred compensation plan, and various pension benefits. The benefit programs are designed to be competitive in attracting, retaining, and motivating our named executive officers by providing competitive retirement benefits and incentivizing the promotion of the Company’s interests over a long time-horizon. A brief description of the plans is set forth in the table below.

Benefit	Description
Alliant Energy Deferred Compensation Plan (the “AEDCP”)(1)	Enables participants to defer up to 100% of base salary and annual performance pay awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust.
Cash Balance Pension Plan(2)	Offers flexible payment options and steady growth of retirement funds. The Cash Balance Pension Plan was frozen for participants effective August 2, 2008. Employees hired after December 25, 2005 are not eligible to participate.
Enhanced 401(k) Savings Plan	Provides for a match of $0.50 on each dollar for the first 8% of compensation contributed to the 401(k) Savings Plan account by the employee up to the IRS maximum. In addition, we contribute a percentage of employees’ salaries to their 401(k) accounts. The amount of the Company contribution ranges from 4% to 6% of an employee’s salary, depending on the employee’s age and number of years of service at the Company.
Excess Retirement Plan(2)	Provides the benefit that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans, and accruals earned on their deferrals into the AEDCP.
Supplemental Retirement Plan(2)(“SRP”)	Provides retirement compensation in addition to the benefits provided by the Cash Balance Pension Plan and 401(k) Savings Plan, which are limited by the Internal Revenue Code of 1986, which we refer to as the tax code. Generally payable only if the executive remains with us until retirement, disability or death. We do not anticipate providing SRP benefits to executives hired or promoted in 2013 or thereafter.
(1)	See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP.

(2)	See “Cash Balance Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the SRP.

The Compensation and Personnel Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. Based on market data showing a trend away from SRPs, we do not anticipate providing SRP benefits to executives hired or promoted in 2013 or thereafter. The committee does not believe this change will inhibit our ability to attract and retain executive officers.

Perquisites

In general, we have limited most perquisites that were previously provided to our named executive officers. Our named executive officers remain eligible for executive physicals and long-term disability insurance, which are in excess of the benefits provided to our other employees. The Company provided home security services to our Chief Executive Officer in 2013 as a result of recommendations from an independent security assessment commissioned by the Company.

5.	Post-Termination Compensation

Key Executive Employment and Severance Agreements (KEESAs)

We currently have in effect Key Executive Employment and Severance Agreements (KEESAs) with our executive officers, including our named executive officers, and certain of our key employees, which provide for severance benefits under certain circumstances following a change in control. Benefits under the KEESAs are paid if (1) a change in control occurs, and (2) a loss of employment occurs other than for cause within a designated period after the change in control (three years for

Ms. Kampling and two years for Messrs. Hanson, Gallegos, Aller, and Larsen). This “double trigger” mechanism ensures that only those executives adversely affected by a change in control will receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times (in the case of Ms. Kampling), or up to two times (in the case of Messrs. Hanson, Gallegos, Aller and Larsen) the sum of (i) the officer’s annual base salary and (ii) the greater of the officer’s target annual performance pay for the year in which the termination date occurs, or the officer’s annual performance pay in the year prior to the change in control.

The KEESAs are generally designed to avoid the adverse effects of Section 280G of the tax code. With respect to Messrs. Hanson, Gallegos, Aller, and Larsen, the KEESAs provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the tax code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount that he or she could receive without becoming subject to the 20% excise tax imposed by the tax code on certain excess parachute payments, or which we may pay without loss of deduction under the tax code. With respect to Ms. Kampling, the KEESA provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the tax code, she may receive the better, on an after-tax basis, of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax or the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible. None of the KEESAs have Section 280G gross-up provisions.

We believe that the level of the benefits provided by the KEESAs to each executive officer reflects the appropriate amount of compensation necessary for our executive officers to consider our shareowners’ interests without potential influence of their personal interests. We believe the security afforded by the KEESAs will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable concerns regarding future employment during the uncertainty of a proposed change in control transaction.

In consideration of the KEESA benefits, the KEESAs provide that the executive will not compete with us for a period of one year after the executive’s employment is terminated and will keep in confidence any proprietary information or confidential information for a period of five years. Both of these conditions can be waived in writing by our Chief Executive Officer and board of directors, respectively.

Executive Severance Plan

We also maintain a general executive severance plan for executive officers, which is meant to compensate an officer in the event that an officer’s position is eliminated or significantly altered. As with our KEESA benefit, our executive severance plan is designed to enable executives to remain focused on our business without undue personal concerns over job security. We recognize that circumstances may arise in which we may consider eliminating certain key positions. The plan provides for severance pay equal to one times annual base salary, up to 18 months of COBRA coverage or participation in our subsidized retiree medical insurance program if eligible (six months of which are paid by us), outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon an executive executing a severance agreement and release form. All severance packages are approved by the Compensation and Personnel Committee. Our executive severance plan is consistent with industry-wide standards.

Employment Agreements and Separation Arrangements

We do not have any other employment agreements or separation agreements with our executive officers.

c.	Executive Stock Ownership Guidelines

Our stock ownership guidelines require executives to own a certain number of shares of our common stock to further align the executives’ interests with those of our shareowners. We determine the required number of shares for each executive by taking the following multiples of the executive’s base salary and dividing by the closing price of our stock as of (i) January 3, 2011, (ii) the date of hire, or (iii) the date of promotion to a higher level of ownership requirement, whichever is later. The number of shares each executive is required to hold is rounded to the nearest 500-share increment.

Alliant Energy Level of Seniority	Stock Ownership Guideline
Chief Executive Officer	4 times base salary
President	3 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2 times base salary
Vice President	1.5 times base salary

The number of shares an executive is required to hold will not change unless the executive is promoted. By setting the required number of shares this way, we mitigate the effect of short-term volatility on compliance caused by changes in our stock price, and by changes in salary. Executives have five years from the date of their first long-term equity grant after their hire date, or the date they were promoted into a position with a higher multiple, to achieve their goals. Shares held outright, vested restricted stock, earned performance shares, shares held in the AEDCP, and shares held in the 401(k) Savings Plan count toward the ownership guidelines. Unvested restricted stock and unearned performance shares do not count for this purpose.

Executives are required to hold 100% of the after-tax value of vested performance-contingent restricted shares until the share ownership guideline is met. Executives who have not yet met their share ownership level after five years are required to retain 100% of the after-tax value of vested long-term equity awards until the share ownership requirement is met. Our Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our current named executive officers who have held their current positions for five years are in compliance with the share ownership guidelines. The shares owned by our named executive officers are shown in the “Ownership of Voting Securities” table.

d.	Pledging and Hedging Policy

We prohibit the use of any hedging or similar transactions related to our shares by our executive officers and directors. We also prohibit the pledging of shares by executive officers and directors.

e.	Impact of Section 162(m) of the Tax Code

Section 162(m) of the tax code generally limits the corporate deduction for compensation paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our chief financial officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Compensation and Personnel Committee’s commitment to link compensation with performance as described above, the committee intends to qualify future compensation paid to our named executive officers for deductibility by us under Section 162(m), except in limited circumstances. We expect that annual and long-term performance compensation awarded under our 2010 Omnibus Incentive Plan will qualify for deductibility under Section 162(m). However, in order to maintain market competitive compensation programs, the committee has reserved the right to approve incentive and other compensation that may not meet the Section 162(m) performance-based compensation exception. To the extent that such compensation exceeds the $1 million limitation set forth in Section 162(m) of the tax code, the committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

All of our equity compensation plans are accounted for under Financial Accounting Standards Board Accounting Standards Codification Topic 718.

f.	Response to Non-Binding 2013 Say-on-Pay Shareowner Vote

At the Company’s 2013 Annual Meeting of Shareowners, shareowners approved a non-binding advisory resolution relating to the compensation of our named executive officers, which is commonly referred to as a “say-on-pay” proposal. The say-on-pay proposal was approved with 93% of the votes cast in favor of the proposal, which we interpreted as support that our executive compensation program and practices are reasonable and well-aligned with shareowners. Notwithstanding this vote of confidence expressed by our shareowners, the Compensation and Personnel Committee and management continue to review the Company’s executive compensation program and related disclosure with the assistance of outside compensation consultants and outside counsel to identify any potential changes that might augment shareowner value.

IV.	CONCLUSION

The Compensation and Personnel Committee is provided with appropriate information and reviews all components of our Chief Executive Officer’s and other executive officers’ compensation. Based on this information, the committee seeks to implement executive compensation that is appropriately tied to the performance of the Company and executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committees of the Boards of Directors of the Company, IPL and WPL have reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the committees recommended to the Boards of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

COMPENSATION AND PERSONNEL COMMITTEE

Carol P. Sanders (Chairperson)

Singleton B. McAllister

David A. Perdue

Susan D. Whiting

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our current chief executive officer, our chief financial officer, and our next three highest paid executive officers, for 2013, 2012, and 2011. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation(5) ($)	Total ($)
Patricia L. Kampling Chairman, Chief Executive Officer and President and Chairman and Chief Executive Officer of IPL and WPL	2013	$793,077	$0	$2,125,544	$0	$1,142,400	$1,536,000	$163,758	$5,760,779
	2012	$682,846	$0	$1,619,766	$0	$924,630	$2,130,000	$87,763	$5,445,005
	2011	$500,000	$0	$782,482	$0	$328,250	$846,000	$74,152	$2,530,884
Thomas L. Hanson Senior Vice President and Chief Financial Officer	2013	$416,775	$0	$628,942	$0	$398,107	$681,355	$81,287	$2,206,466
	2012	$401,700	$0	$594,840	$0	$338,198	$1,308,763	$61,771	$2,705,272
	2011	$322,900	$0	$464,541	$0	$216,514	$716,000	$50,055	$1,770,010
Thomas L. Aller Senior Vice President-Operations Support and President of IPL	2013	$306,626	$0	$215,913	$0	$188,288	$0	$46,912	$757,739
	2012	$299,180	$0	$204,194	$0	$159,954	$485,000	$49,023	$1,197,351
	2011	$288,154	$0	$411,072	$0	$131,805	$250,000	$47,156	$1,128,187
John O. Larsen Senior Vice President-Generation and President of WPL	2013	$333,269	$0	$285,466	$0	$205,020	$1,431	$50,249	$875,435
	2012	$319,808	$0	$250,030	$0	$171,360	$521,935	$45,122	$1,308,255
	2011	$301,500	$0	$220,182	$0	$137,032	$340,720	$42,218	$1,041,652
James H. Gallegos Vice President and General Counsel	2013	$343,385	$0	$415,129	$0	$281,520	$8,041	$125,236	$1,173,311
	2012	$330,658	$0	$387,954	$0	$236,334	$6,096	$103,717	$1,064,759
	2011	$310,000	$0	$307,268	$0	$172,205	$4,000	$83,595	$877,068

(1)	The amounts shown in this column include any amounts deferred by the named executive officers under our Alliant Energy Deferred Compensation Plan. See “Nonqualified Deferred Compensation.”

(2)

The amounts in this column reflect the aggregate grant date fair value of performance shares, performance-contingent restricted stock and time-based restricted stock granted pursuant to our 2010 Omnibus Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718.

A discussion of the assumptions used in calculating the award values may be found in Note 12(b) to our 2013 audited financial statements contained in our Annual Report on Form 10-K. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The 2013 grant date fair value reflected in this column for performance shares was $1,065,557 for Ms. Kampling; $315,295 for Mr. Hanson; $108,239 for Mr. Aller; $143,107 for Mr. Larsen; and $208,108 for Mr. Gallegos. The 2013 grant date fair value for performance shares at maximum would have been: $2,119,974 for Ms. Kampling; $627,295 for Mr. Hanson; $215,347 for Mr. Aller; $284,719 for Mr. Larsen; and $414,041 for Mr. Gallegos.

(3)	The 2013 amounts in this column represent cash amounts received by the executive officers under our MPP Plan for services performed in 2013 that were paid in 2014.

(4)

The 2013 amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by us, determined using the assumptions and methods set forth in footnote (3) to the Pension Benefits table, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on nonqualified deferred compensation. The following represents the breakdown for 2013 for each of the change in pension value and the above market interest on nonqualified deferred compensation, respectively, for each named executive officer: $1,536,000/$0 for Ms. Kampling; $681,000/$355 for Mr. Hanson; $(122,000)/$0 for Mr. Aller; $(59,000)/$1,431 for Mr. Larsen; and $8,000/$41 for Mr. Gallegos. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

(5)	The following table provides details for the amounts reported under the “All Other Compensation” column for 2013.

Name	Perquisites and Other Personal Benefits(1)	Registrant Contributions to Defined Contribution Plans(2)	Life Insurance Premiums(3)	Dividends(4)
Patricia L. Kampling	$22,834	$48,404	$3,138	$89,382
Thomas L. Hanson	$0	$41,677	$4,556	$35,054
Thomas L. Aller	$0	$26,048	$3,247	$17,617
John O. Larsen	$0	$33,327	$1,241	$15,681
James H. Gallegos	$0	$100,908	$1,283	$23,045

(1)

Ms. Kampling received perquisites and other personal benefits comprised of $15,043 for home security services provided as a result of an independent security assessment, $7,200 for an annual physical exam, and $591 for long-term disability insurance. On one occasion, Ms. Kampling had family members accompany her on the corporate aircraft when the aircraft was already going to a specific destination for business purpose at no incremental cost to the company. None of the other named executive officers received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2013.

(2)

Matching contributions to 401(k) Savings Plan, contributions to the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts, and employer defined contributions to the Excess Retirement Plan, and, in the case of Mr. Gallegos, employer contributions to the Defined Contribution Supplemental Retirement Plan equal to 12% of base pay and annual performance pay.

(3)	Life insurance premiums.

(4)	Dividends earned in 2013 on unvested restricted stock are reinvested and paid only at the time performance is satisfied.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all performance pay plan awards that we granted to our named executive officers in 2013.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Committee Approval Date	Threshold ($) 20%	Target ($) 100%	Maximum ($) 150%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%	Grant Date Fair Value of Stock Awards
Patricia L. Kampling	2/21/2013	(2)	2/11/2013				11,139	22,278	44,556	$1,065,557
	2/21/2013	(3)	2/11/2013					22,278		$1,059,987
			2/11/2013	$168,000	$840,000	$1,260,000
Thomas L. Hanson	2/21/2013	(2)	2/11/2013				3,296	6,592	13,184	$315,295
	2/21/2013	(3)	2/11/2013					6,592		$313,647
			2/11/2013	$58,545	$292,726	$439,089
Thomas L. Aller	2/21/2013	(2)	2/11/2013				1,132	2,263	4,526	$108,239
	2/21/2013	(3)	2/11/2013					2,263		$107,674
			2/11/2013	$27,689	$138,447	$207,671
John O. Larsen	2/21/2013	(2)	2/11/2013				1,496	2,992	5,984	$143,107
	2/21/2013	(3)	2/11/2013					2,992		$142,359
			2/11/2013	$30,150	$150,750	$226,125
James H. Gallegos	2/21/2013	(2)	2/11/2013				2,176	4,351	8,702	$208,108
	2/21/2013	(3)	2/11/2013					4,351		$207,021
			2/11/2013	$41,400	$207,000	$310,500

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under our MPP Plan for 2013 as described more fully under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Short Term (Annual) Performance Pay Plan.” The threshold payment level was 20% of the target amount. The maximum payment level was 150% of the target amount. Payments earned for 2013 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2013 to the named executive officers under our 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Long-Term (Equity) Performance Pay.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance shares, the grant date fair value, as determined by FASB ASC Topic 718, is $47.83.

(3)

The amounts shown represent the number of shares of performance-contingent restricted stock that were awarded in 2013 to the named executive officers under the 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Long-Term (Equity) Performance Pay.” Performance-contingent restricted stock awards granted in 2013 accumulate dividends on the same basis as shares of our common stock, but dividends are not paid until performance targets are met. For the performance contingent restricted stock, the grant date fair value, as determined by the closing price of our common stock pursuant to the 2010 Omnibus Incentive Plan on February 21, 2013, is $47.58.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding stock option awards and unvested stock awards held by our named executive officers on December 31, 2013.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Patricia L. Kampling							38,520	$1,987,632	(2)
							44,556	$2,299,090	(3)
							22,880	$1,180,608	(4)
Thomas L. Hanson							14,146	$729,934	(2)
							13,184	$680,294	(3)
							6,770	$349,332	(4)
Thomas L. Aller							4,856	$250,570	(2)
							4,526	$233,542	(3)
							2,324	$119,918	(4)
					1,858	$95,873			(5)
John O. Larsen							5,946	$306,814	(2)
							5,984	$308,774	(3)
							3,073	$158,567	(4)
James H. Gallegos							9,226	$476,062	(2)
							8,702	$449,023	(3)
							4,469	$230,600	(4)

(1)	The values in this column are calculated by using the closing price of our common stock of $51.60 on December 31, 2013.

(2)	Performance shares granted on February 22, 2012. Vesting occurs if the performance criterion is met in year 3. The values in the table assume maximum level performance.

(3)	Performance shares granted on February 21, 2013. Vesting occurs if the performance criterion is met in year 3. The values in the table assume maximum level performance.

(4)	Performance-contingent restricted stock granted on February 21, 2013. Vesting occurs if the performance criterion is met in year 2, 3 or 4. The values in the table include credited dividends.

(5)

Time-based restricted stock granted on March 10, 2011. One-third of the grant vested on each of March 10, 2012 and March 10, 2013, which vested portions are not included in this table. The values in the table include credited dividends.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the stock option exercises by our named executive officers during 2013 and stock awards vested for the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
Patricia L. Kampling			Performance Shares	14,274	$732,113
			Performance-Contingent Restricted Stock	31,680	$1,703,422
Thomas L. Hanson			Performance Shares	8,474	$434,631
			Performance-Contingent Restricted Stock	14,100	$758,163
Thomas L. Aller	18,767	$528,479	Performance Shares	3,863	$198,133
	2,887	$78,324	Performance-Contingent Restricted Stock	5,568	$299,405
			Time Based Restricted Stock(4)	1,809	$87,664
John O. Larsen			Performance Shares	4,016	$205,981
			Performance-Contingent Restricted Stock	6,274	$337,330
James H. Gallegos			Performance Shares	5,605	$287,480
			Performance-Contingent Restricted Stock	9,256	$497,687

(1)

Reflects the amount calculated by multiplying the number of option shares exercised by the difference between the fair market value of our common stock on the exercise date and the exercise price of options.

(2)

For performance shares granted in 2011, reflects an amount calculated by multiplying the number of vested performance shares by the fair market value of our common stock on January 2, 2014, (the first business day following the end of 2013) of $50.78, plus dividend equivalents ($0.51 per share) on such shares. For performance-contingent restricted stock granted in 2011 and 2012 that vested, reflects an amount calculated by multiplying the number of vested shares of performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the fair market value of our common stock on February 26, 2014, (the date the Compensation and Personnel Committee certified achievement of 2013 performance goals) of $53.77.

(3)

Executive officers receiving a payout of their performance shares for the performance period ending December 31, 2013 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. All of the named executive officers elected to receive their awards 100% in cash, except Ms. Kampling and Mr. Gallegos, who elected to receive their award 50% in cash and 50% in common stock.

(4)

Reflects an amount calculated by multiplying the number of vested shares of time-based restricted stock plus dividends on such shares by the fair market value of our common stock on March 11, 2013 of $48.46.

PENSION BENEFITS

a.	Pension Benefits Table

The table sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2013 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan, and the Supplemental Retirement Plan, or DB SRP, which are each described below. The amounts shown for our named executive officers are estimates only and do not necessarily reflect the actual amounts that will be paid to them, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During 2013 ($)
Patricia L. Kampling	Cash Balance Pension Plan	2.9	$52,000	$0
	Excess Retirement Plan	8.3	$116,000	$0
	DB SRP	8.3	$5,137,000	$0
		Total	$5,305,000	$0
Thomas L. Hanson	Cash Balance Pension Plan	27.1	$920,000	$0
	Excess Retirement Plan	32.5	$145,000	$0
	DB SRP	32.5	$2,877,000	$0
		Total	$3,942,000	$0
Thomas L. Aller	Cash Balance Pension Plan	15.2	$209,000	$0
	Excess Retirement Plan	20.7	$52,000	$0
	DB SRP	20.7	$2,252,000	$0
		Total	$2,513,000	$0
John O. Larsen	Cash Balance Pension Plan	20.5	$309,000	$0
	Excess Retirement Plan	25.9	$72,000	$0
	DB SRP	25.9	$979,000	$0
		Total	$1,360,000	$0
James H. Gallegos(1)	Cash Balance Pension Plan	N/A	N/A	$0
	Excess Retirement Plan	3.2	$18,000	$0
	DB SRP	N/A	N/A	$0
		Total	$18,000	$0

(1)

Based on his hire date, Mr. Gallegos is not eligible for the Cash Balance Pension Plan or the DB SRP. He is eligible for Defined Contribution SRP (DC SRP) and the Excess Retirement Plan. The employer contribution to the DC SRP is included in the Summary Compensation Table under “All Other Compensation.”

(2)	Years of credited service for the Cash Balance Pension Plan are less than the actual years of service of the officer because the Cash Balance Pension Plan was frozen in August 2008.

(3)

The following assumptions, among others, were used to calculate the present value of accumulated benefits: benefit commencement age is earliest unreduced retirement age for the respective plan (Ms. Kampling and Messrs. Aller and Larsen at age 65 and Mr. Hanson at age 62 for the Cash Balance Pension Plan and Excess Retirement Plan, Mr. Gallegos at age 65 for the Excess Retirement Plan, and Ms. Kampling and Messrs. Hanson and Larsen at age 62 and Mr. Aller at age 64 and 9 months for the DB SRP); the benefit calculation date is December 31, 2013, consistent with our accounting measurement date for financial statement reporting purposes; the discount rate is 4.85% for the DB SRP, 4.30% for the Excess Retirement Plan, and 4.85% for the Cash Balance Pension Plan (compared to 4.00% for the DB SRP, 3.60% for the Excess Retirement Plan, and 3.95% for the Cash Balance Pension Plan in 2012); the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 24-year projection using Scale AA; the form of payment is 50% lump sum and 50% annuity for the Cash Balance Pension Plan and 100% lump sum for the Excess Retirement Plan; the effective lump sum interest rate is 3.5% at year-end 2013; and the 50% SRP target benefit has been prorated over an executive’s service career until his or her benefit eligibility date.

b.	Alliant Energy Cash Balance Pension Plan

A portion of our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Cash Balance Plan, that we maintain. The Cash Balance Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Cash Balance Pension Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age and multiplied by credited service and pay. For 1998 through August 2, 2008, participants received annual credits to the account equal to 5% of base pay (including certain performance payments, pre-tax deferrals and other items). For 1998 through August 2, 2008, participants also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Cash Balance Pension Plan assets for the year. We amended the Cash Balance Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate is equal to the annual percentage change in the consumer price index as of October each year, plus 3%.

All of our named executive officers, with the exception of Ms. Kampling and Mr. Gallegos are “grandfathered” under the applicable prior plan benefit formula. Mr. Gallegos is not eligible for the Cash Balance Pension Plan. For Messrs. Hanson and Larsen, estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Cash Balance Pension Plan formula, utilizing current assumptions. Mr. Aller’s benefits under the applicable prior plan are less than the benefits under the Cash Balance Pension Plan. Therefore, the benefits for all of our named executive officers participating in the Cash Balance Pension Plan, with the exception of Ms. Kampling and Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Cash Balance Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Cash Balance Pension Plan accruals ceased as of August 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to August 2, 2008, active participants receive enhanced benefits under the Alliant Energy 401(k) Savings Plan.

1.	WPL Plan A Prior Formula

One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Mr. Hanson is covered by this prior formula.

For purposes of the Cash Balance Pension Plan, compensation means payment for services rendered (including vacation and sick pay) and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Cash Balance Pension Plan benefits depend upon length of Cash Balance Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Cash Balance Pension Plan and subject to the limit in the tax code) and are reduced by up to 50% of Social Security benefits. The general formula is A x B, where: A = (55% of final average compensation) – (50% of Social Security benefits); and B = a fraction not greater than 1, the numerator of which is the number of years of credited service and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

2.	IES Industries Pension Plan Prior Formula

Another applicable prior plan formula applies to Mr. Larsen. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65. Therefore, the Cash Balance Pension Plan formula is expected to provide Mr. Aller with a greater benefit.

The benefit formula for Mr. Larsen for service until the August 2, 2008 freeze date is A + B + C + D where: A = the benefit Mr. Larsen had accrued under an old formula in existence prior to 1988; B = 1.05% of average monthly compensation for years of service not in excess of 35; C = 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35; and D = 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table (subject to the limit in the tax code), with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly. Mr. Larsen is eligible for early retirement benefits because he has 15 years of service or more. Unreduced benefits are available at age 62. Benefits that commence prior to age 62 are reduced by a factor of not less than 5% per year.

c.	Excess Retirement Plan

We maintain an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits where an employee’s retirement benefits exceed qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between (i) the actual pension benefit payable under the Cash Balance Pension Plan and our actual contributions based on age and service to the Alliant Energy 401(k) Savings Plan, and (ii) what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

d.	Supplemental Retirement Plan

We maintain a DB SRP and DC SRP, which are designed to create incentives for key executives to remain in our service by providing additional compensation payable only if the executive remains with us until retirement, disability, or death. The DB SRP is an unfunded, defined benefit retirement plan. The DC SRP is an unfunded, defined contribution plan. The DB SRP was discontinued in 2008 and we also do not anticipate providing any DC SRP benefits to any executives hired or promoted in or after 2013. Mr. Gallegos participates in the DC SRP only, not the DB SRP. The DC SRP was amended in 2014 to provide for full vesting at age 55 with at least five years of participation. The amendment did not cause immediate vesting for Mr. Gallegos.

For Ms. Kampling and Messrs. Hanson, Aller, and Larsen, the DB SRP provides for payments in accordance with the formula A – (B + C + D) where: A = 50% of the participant’s average annual earnings (base salary plus annual performance pay) for the highest paid three consecutive years out of the last 10 years of the participant’s employment; B = benefits payable to the officer from the officer’s defined benefit plan; C = the aggregate company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan; and D = the Excess Retirement Plan. The normal retirement date under the DB SRP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous DB SRP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the payment under the DB SRP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. This early retirement reduction factor is applied prior to any other offsets (described as B, C, or D above). Payment of benefits under the DB SRP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the DB SRP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008. Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the DB SRP will not be paid for five years after they otherwise would have been.

For Ms. Kampling and Messrs. Hanson, Aller, and Larsen, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. In each case, if the five annual installment benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five-year period. If the participant dies while still employed by us, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years.

For Mr. Gallegos, the annual contribution to the DC SRP is equal to 12% of annual earnings, which consists of base salary and annual performance pay earned for the year. An annual interest credit is earned on Mr. Gallegos’ accounts based upon the annual investment return of a benchmark S&P 500 index fund. The normal retirement date under the DC SRP is age 55 with at least five years of continuous SRP employment. Payment of benefits under the DC SRP commences six months after the participant’s retirement. Upon retirement, distribution from the plan is made in five annual installments.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of December 31, 2013, for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2013 ($)(1)	Registrant Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance as of December 31, 2013 ($)(4)
Patricia L. Kampling	$0	$0	$16,112	$0	$89,687
Thomas L. Hanson	$54,658	$7,921	$62,923	$0	$523,601
Thomas L. Aller	$0	$0	$114,930	$0	$601,413
John O. Larsen	$39,992	$4,581	$90,740	$0	$705,590
James H. Gallegos	$0	$0	$8,487	$0	$54,577

(1)	The amounts reported are also reported under the “Salary” and “Non-Equity Incentive Plan Compensation” headings, as applicable, in the Summary Compensation Table.

(2)

The amounts reported are also reported under the “All Other Compensation” heading in the Summary Compensation Table and represent contributions earned in the last completed fiscal year, but not credited until the following fiscal year.

(3)

The following portion of the amounts reported in this column, which represents above-market interest on deferred compensation, is reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table: for Mr. Hanson $355; for Mr. Larsen $1,431; for Mr. Gallegos $41.

(4)

The following amounts included in this column for the Alliant Energy Deferred Compensation plan also have been reported in the Total Compensation column of the Summary Compensation Table for 2012 and 2011.

Name	Reported for 2012 ($)	Reported for 2011 ($)
Patricia L. Kampling	$0	$7,613
Thomas L. Hanson	$61,831	$12,323
Thomas L. Aller	$0	$0
John O. Larsen	$41,115	$38,222
James H. Gallegos	$96	$24,800

We maintain the Alliant Energy Deferred Compensation Plan (AEDCP) under which participants, including our current named executive officers, may defer up to 100% of base salary and annual performance pay. Participants who have made the maximum allowed contribution to the Alliant Energy Corporation 401(k) Savings Plan may receive an additional credit from the Company to the AEDCP. The credit made in January 2013 was equal to 50% of A — B, where:

A = the lesser of (i) 8% of base salary for the Plan Year or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy Corporation 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy Corporation 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and,

B = the amount of any matching contributions under the Alliant Energy Corporation 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account, Company Stock Account or, a Mutual Fund Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Mutual Fund Account are treated as invested in a mutual fund or other investment vehicle offered under the Alliant Energy Corporation 401(k) Savings Plan as selected by our Investment Committee. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. All of our current named executive officers are participants in the AEDCP.

We maintain a frozen legacy deferred compensation plan (the IES Deferred Compensation Plan) in which Mr. Larsen has a frozen account balance in the amount of $20,413 as of December 31, 2013. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998, and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

a.	Tables

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment and/or change in control of our Company. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred on December 31, 2013, and that our common stock is valued at $51.60, which was the closing market price for our common stock on December 31, 2013. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, the method under which such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits, and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$ 0	$ 0	$ 800,000	$ 0	$5,173,890	$ 0
Life, Medical, Dental Insurance Continuation	$ 0	$ 0	$ 0	$ 0	$ 61,866	$ 0
Lump Sum SRP	$ 0	$ 0	$ 0	$ 0	$1,660,000	$ 0
Unvested Restricted Stock	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Unearned Performance Contingent Restricted Stock	$1,180,608	$1,180,608	$ 393,553	$1,180,608	$ 393,553	$ 393,553
Unearned Performance Shares	$2,143,361	$2,143,361	$1,045,726	$2,143,361	$1,045,726	$1,045,726
Outplacement Services	$ 0	$ 0	$ 10,000	$ 0	$ 80,000	$ 0
Legal and Accounting Advisor Services	$ 0	$ 0	$ 0	$ 0	$ 10,000	$ 0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$3,323,969	$3,323,969	$2,249,279	$3,323,969	$8,425,035	$1,439,279

Thomas L. Hanson	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payments
Cash Termination Payment	$ 0	$ 0	$418,180	$ 0	$1,512,756	$ 0
Life, Medical, Dental Insurance Continuation	$ 0	$ 0	$ 0	$ 0	$ 31,792	$ 0
Lump Sum SRP	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Unvested Restricted Stock	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Unearned Performance Contingent Restricted Stock	$ 349,332	$ 349,332	$116,461	$ 349,332	$ 116,461	$116,461
Unearned Performance Shares	$ 705,114	$ 705,114	$356,694	$ 705,114	$ 356,694	$356,694
Outplacement Services	$ 0	$ 0	$ 10,000	$ 0	$ 41,818	$ 0
Legal and Accounting Advisor Services	$ 0	$ 0	$ 0	$ 0	$ 10,000	$ 0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($544,970)	n/a
Total Pre-Tax Benefit	$1,054,446	$1,054,446	$901,335	$1,054,446	$1,524,551	$473,155

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$ 0	$ 0	$307,660	$ 0	$ 935,228	$ 0
Life, Medical, Dental Insurance Continuation	$ 0	$ 0	$ 0	$ 0	$ 29,174	$ 0
Lump Sum SRP	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Unvested Restricted Stock	$ 95,873	$ 95,873	$ 95,873	$ 0	$ 95,873	$ 95,873
Unearned Performance Contingent Restricted Stock	$119,918	$119,918	$ 39,990	$119,918	$ 39,990	$ 39,990
Unearned Performance Shares	$242,056	$242,056	$122,447	$242,056	$ 122,447	$122,447
Outplacement Services	$ 0	$ 0	$ 10,000	$ 0	$ 30,766	$ 0
Legal and Accounting Advisor Services	$ 0	$ 0	$ 0	$ 0	$ 10,000	$ 0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$457,847	$457,847	$575,970	$361,974	$1,263,478	$258,310

John O. Larsen	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$ 0	$ 0	$335,000	$ 0	$1,012,720	$ 0
Life, Medical, Dental Insurance Continuation	$ 0	$ 0	$ 0	$ 0	$ 37,450	$ 0
Lump Sum SRP	$ 0	$ 0	$ 0	$ 0	$ 972,000	$ 0
Unvested Restricted Stock	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Unearned Performance Contingent Restricted Stock	$158,567	$158,567	$ 52,838	$158,567	$ 52,838	$ 52,838
Unearned Performance Shares	$307,794	$307,794	$153,734	$307,794	$ 153,734	$153,734
Outplacement Services	$ 0	$ 0	$ 10,000	$ 0	$ 33,500	$ 0
Legal and Accounting Advisor Services	$ 0	$ 0	$ 0	$ 0	$ 10,000	$ 0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($842,024)	n/a
Total Pre-Tax Benefit	$466,361	$466,361	$551,572	$466,361	$1,430,218	$206,572

James H. Gallegos	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$ 0	$ 0	$345,000	$ 0	$1,162,668	$ 0
Life, Medical, Dental Insurance Continuation	$ 0	$ 0	$ 0	$ 0	$ 30,178	$ 0
Lump Sum SRP	$ 0	$ 0	$ 0	$ 0	$ 213,000	$ 0
Unvested Restricted Stock	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Unearned Performance Contingent Restricted Stock	$230,600	$230,600	$ 76,884	$230,600	$ 76,884	$ 76,884
Unearned Performance Shares	$462,542	$462,542	$233,524	$462,542	$ 233,524	$233,524
Outplacement Services	$ 0	$ 0	$ 10,000	$ 0	$ 34,500	$ 0
Legal and Accounting Advisor Services	$ 0	$ 0	$ 0	$ 0	$ 10,000	$ 0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($699,652)	n/a
Total Pre-Tax Benefit	$693,142	$693,142	$665,408	$693,142	$1,061,102	$310,408

b.	Change in Control Agreements

We currently have in effect Key Executive Employment and Severance Agreements (KEESAs) with all our executive officers, including our named executive officers, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Ms. Kampling), or two years (in the case of Messrs. Hanson, Aller, Larsen and Gallegos) after a change in control of our company (as defined below), the officer’s employment is ended through (a) termination by us, other than by reason of death or disability or for cause (as defined below), or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above, assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, medical and dental insurance coverage for up to three years (in the case of Ms. Kampling) or two years (in the case of Messrs. Hanson, Aller, Larsen and Gallegos);

•

full vesting of the officer’s accrued benefit under any SRP and in any defined contribution retirement plan, and deemed satisfaction of any minimum years of service requirement under the SRP (the amounts shown in the tables above assume a lump sum form of payment under the SRP using the 2013 lump sum interest rate of 2.35% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Excess Retirement Plan using a lump sum interest rate for payment commencing in fiscal 2014 (i.e., IRS segment interest rate of 1.24%, 4.47%, and 5.52%)), provided that the SRP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock;

•	payment at target of all performance plan awards pursuant to any long-term performance plan on a pro rata basis, unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Ms. Kampling), or two times (in the case of Messrs. Hanson, Aller, Larsen and Gallegos) the sum of (i) the officer’s annual base salary, and (ii) the greater of the officer’s target annual performance pay for the year in which the termination date occurs, or the officer’s annual performance pay in the year prior to the change in control; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA, or under any other agreement, would constitute an excess parachute payment for purposes of the tax code, she may either receive the better, on an after-tax basis, of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes for which she would be personally responsible. For Ms. Kampling, the potential payment and benefit amounts shown in the table above assume Ms. Kampling receives the full payment under the KEESA without giving effect to the cutback provision. The KEESAs for Messrs. Hanson, Aller, Larsen and Gallegos provide that if the aggregate payments under the KEESA, or otherwise, are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount that the officer could receive without becoming subject to the 20% excise tax, or that we may pay without loss of deduction under the tax code. For Messrs. Hanson, Larsen and Gallegos, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us, and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Chief Executive Officer and board of directors, respectively.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•

any person (with certain exceptions set forth in the KEESAs) is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power;

•	there is a change in a majority of our Board of Directors that is not approved by at least two-thirds of the existing directors;

•

our shareowners approve a merger, consolidation, or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation, or share exchange) in which our shareowners control less than 50% of combined voting power after the merger, consolidation, or share exchange; or

•	our shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

Under the KEESAs, the term “cause” generally means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” generally means:

•	a material breach of the agreement by us;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

The officer must notify the Company of the existence of the good reason event within 90 days of such event, and the Company must be given a 30-day period to cure the event.

c.	Restricted Stock Agreement

The agreement under which we have awarded time-based restricted stock to Mr. Aller provides that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of our company, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; or

•

involuntary termination of the officer’s employment without cause (cause means embezzlement of company funds, fraud, actions made in bad faith which cause harm to the company, or willful and unreasonable refusal to perform his duties).

The shares would have been forfeited if Mr. Aller retired on or prior to December 31, 2013. The tables above include the amounts attributable to unvested restricted stock held by Mr. Aller valued at the closing price of our common stock on December 31, 2013. No other named executive officers hold time-based restricted stock.

d.	Performance-Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which we have awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, or retirement after the end of the first performance year of the performance period, the officer will be entitled to the full value of the award earned;

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, or retirement during the first year of the performance period, the officer will be entitled to a prorated value of the award, determined at the end of the performance period, based on the number of months the officer was employed during the performance period to twelve months;

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of involuntary termination without cause, the officer will be entitled to the prorated value of the award, determined at the end of the performance period, based on the ratio of (i) the number of months the officer was employed during the performance period, to (ii) the total number of months in the performance period; and

•

if a change in control of our company, which is defined in the same manner as under the KEESAs, at least 180 days after the date of the award, the officer will be entitled to a prorated number of shares based on the ratio of (i) the number of months the officer was employed during the performance period up to the change in control to (ii) the total number of months in the performance period.

Retirement means the officer has reached age 55 and the officer’s age, in whole years, added to the number of whole years of the officer’s continuous employment with the Company, total 65 or greater.

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of our common stock on December 31, 2013, assuming, in the case of a termination by reason of death, disability, involuntary termination without cause, or retirement, that the applicable performance contingency was satisfied.

e.	Executive Severance Plan

We also maintain a general executive severance plan, which applies if an executive officer’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to (i) lump sum payment of one times the officer’s annual base salary, (ii) up to 18 months of COBRA coverage, or to the extent eligible, retiree medical coverage (six months of either are paid by us) (iii) outplacement services and/or tuition reimbursement of up to $10,000, and (iv) access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive severance packages are approved by the Compensation and Personnel Committee.

f.	Pension Plans

The tables above do not include any amounts for the Cash Balance Pension Plan or the Excess Retirement Plan because these plans are impacted neither by the nature of the termination of employment, nor whether there has been a change in control of our company. The tables above also do not include any amounts for the SRP other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of our company, in which case the benefits under the SRP may be enhanced under the KEESA as described above under “Change in Control Agreements.”

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareowners. We are asking shareowners to vote, on a non-binding basis, on an advisory resolution approving the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussions contained in this proxy statement. We will hold this advisory vote on the compensation of our named executive officers annually, with the next vote occurring at our 2015 Annual Meeting of Shareowners.

The Compensation and Personnel Committee of our Board of Directors oversees the development and implementation of our executive compensation programs. We have designed our compensation programs to align management interests with the interests of our shareowners and customers by directly linking a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The committee also designed our compensation programs to attract, retain, and motivate key executives who are essential to the implementation of our strategic growth and development strategy. We are, therefore, as required by Section 14A of the Securities Exchange Act of 1934, asking shareowners to vote in favor of the resolution below.

The Compensation and Personnel Committee bases its executive compensation decisions on our core compensation objectives, as more fully described in the Compensation Discussion and Analysis, including the following:

•

Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by strengthening the relationship between pay and performance through variable at-risk compensation;

•

Align Executives’ and Shareowners’ Interests: align named executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation through equity and tying a portion of our long-term pay directly to total shareowner return;

•	Attract and Retain Valuable Officers: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies.

We believe these objectives attract, retain, and motivate a highly proficient executive management team that is actively engaged in producing results for our shareowners and customers.

To emphasize performance standards and variable at-risk compensation, all of our short-term (annual) and equity-based awards in 2013 were granted contingent upon the achievement of performance goals. As a result, on average in the aggregate, approximately 54% to 79% of our named executive officers’ target total direct compensation for 2013 was dependent on performance. To ensure the appropriate focus on total shareowner return, 50% of long-term performance pay targeted awards are based on relative total shareowner return. Information demonstrating the link between our performance and executive compensation can be found in the Executive Summary of our Compensation Discussion and Analysis.

The Board of Directors would like the support of our shareowners for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of our named executive officers allows our shareowners to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareowners’ interests, we ask that our shareowners approve the compensation of our named executive officers. Accordingly, for the reasons discussed above, the Board of Directors recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to approve the compensation of our named executive officers as disclosed in this proxy statement. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. This advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the Compensation and Personnel Committee.

The vote is non-binding. However, our Board of Directors and the Compensation and Personnel Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors during 2013.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Patrick E. Allen	$178,500	$ 0	$ 0	$178,500
Michael L. Bennett	$187,250	$ 0	$12,462	$199,712
Darryl B. Hazel	$171,750	$ 0	$ 0	$171,750
Singleton B. McAllister	$170,000	$120	$17,555	$187,675
Ann K. Newhall	$179,250	$348	$12,462	$192,060
Dean C. Oestreich	$189,250	$995	$ 0	$190,245
David A. Perdue	$170,000	$823	$21,892	$192,715
Judith D. Pyle(4)	$ 60,715	$ 0	$ 265	$ 60,980
Carol P. Sanders	$180,500	$233	$ 0	$180,733
Susan D. Whiting	$ 72,065	$ 0	$ 0	$ 72,065

(1)

Directors who also are employees at the time of service, such as Ms. Kampling, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Ms. Kampling as our employee during and for 2013 is shown in the Summary Compensation Table.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the number of shares of common stock acquired in our Alliant Energy Deferred Compensation Plan Stock Account by each of the following directors: Mr. Allen $89,250 or 1,787 shares; Mr. Bennett $187,250 or 3,760 shares; Ms. Newhall $89,625 or 1,795 shares; Mr. Oestreich $94,625 or 1,892 shares; and Ms. Sanders $135,375 or 2,714 shares.

(3)

For Messrs. Bennett and Perdue and Mses. McAllister and Newhall the amounts in this column reflect the amounts attributable to director charitable award premiums; and in the case of Ms. Pyle, $265 for imputed income on director life insurance. Infrequently, spouses and guests of directors accompany the directors on the corporate aircraft when the aircraft is already going to a specific destination for a business purpose at no incremental cost to the Company.

(4)	Ms. Pyle retired at the 2013 Annual Meeting of Shareowners on May 9, 2013.

a.	Retainer Fees

In 2013, all non-employee directors, each of whom served on the Boards of Directors of the Company, IPL and WPL, received an annual retainer for service on all Boards consisting of $170,000 in cash. Also in 2013, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Safety, Environmental, Policy and Operations Committees received an additional $7,500 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

For 2014, after a review of market-based compensation for outside directors presented by the Compensation and Personnel Committee’s independent consultant, the Board of Directors will maintain the same compensation level for all non-employee directors.

b.	Meeting Fees

In 2013, directors did not receive any additional compensation for attendance at Board or Committee meetings. The same will apply for 2014.

c.	Other

Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. We also extend coverage to directors under our directors’ and officers’ indemnity insurance policies.

d.	Receipt of Fees in Stock

For fees paid in 2013, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan, or to defer such amount through the Company Stock Account in the Alliant Energy Deferred Compensation Plan. The same applies to 2014 compensation. Under our 2010 Omnibus Incentive Plan, in the discretion of, and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require, that a non-employee director will be paid all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of common stock under that plan.

e.	Share Ownership Guidelines

Pursuant to our Restated Articles of Incorporation, directors are required to be shareowners. The target share ownership level is the number of shares equal to the value of two times the full annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board of Directors or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of March 1, 2014, all non-management directors, with the exception of Mr. Allen and Ms. Whiting, who became directors in 2011 and 2013, respectively, had met the target ownership level. We will continue to monitor the status of the target ownership levels and review them with the Board of Directors.

f.	Alliant Energy Deferred Compensation Plan

Under our Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee to an Interest Account, Equity Account, Company Stock Account, or a Mutual Fund Account. Deferrals deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals deposited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals deposited to the Mutual Fund Account are treated as invested in a mutual fund or other investment vehicle offered under our 401(k) Savings Plan as selected by our Investment Committee. Deferrals deposited to the Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which are treated as if reinvested. The director may elect that the deferred compensation account be paid in a lump sum or in annual installments for up to 10 years.

g.	Directors’ Charitable Award Program

We maintain a Directors’ Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this program for all directors who joined the Board after January 1, 2005. The participants in this program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, and Mr. Perdue. The purpose of the program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the program, when a director dies, we will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the program. We take all deductions for charitable contributions and we fund the donations through life insurance policies on the directors. Over the life of the program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The program, over its life, will not result in any material cost to us. The cost to us of the program for the individual directors in 2013 is included in the “Director Compensation” table above.

h.	Alliant Energy Matching Gift Program

Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the Foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each director.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE corporate governance listing standards and applicable SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on our internal controls over financial reporting. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. During 2013, the Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The Committee has discussed the independence of the independent registered public accounting firm with the firm.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax, and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2013.

The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2012 and 2013 were as follows:

	2012	2013
Audit Fees	$2,135,000	$2,342,000
Audit-Related Fees	470,000	141,000
Tax Fees	—	25,000
All Other Fees	9,000	12,000

Audit fees consisted of the fees billed for: (i) the audits of the consolidated financial statements of our Company and our subsidiaries included in our Form 10-K; (ii) the audit of the effectiveness of internal controls over financial reporting; (iii) reviews of financial statements included in Form 10-Q filings; and (iv) services normally provided in connection with statutory and regulatory filings such as financing transactions.

Audit-related fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations for 2012 and 2013.

Tax fees for 2013 consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All other fees consisted of license fees for accounting research software products and seminars.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE

Patrick E. Allen (Chairperson)

Michael L. Bennett

Ann K. Newhall

Dean C. Oestreich

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for 2014, as well as to report as to the effectiveness of internal controls over financial reporting of the Company as of December 31, 2014, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2012 and 2013, is set forth in the “Report of the Audit Committee.”

The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. If the appointment is not ratified, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires a company’s directors, certain officers and persons who own more than 10% of a registered class of a company’s equity securities to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission (“SEC”) and furnish copies of those reports to such company. As a matter of practice, the Company’s Legal Department assists the Company’s directors and executive officers and subsidiary directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company and subsidiaries satisfied the filing requirements in 2013.

We will furnish to any shareowner, without charge, a copy of our 2013 Annual Report on Form 10-K. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, Wisconsin 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

ALLIANT ENERGY.

© 2014 Alliant Energy 1611576 71-1402 3/14 67.6M JS

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

To vote by Internet or telephone, see reverse side of this proxy card.

2014 ANNUAL MEETING – May 13, 2014

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1,

“FOR” Proposal 2 and “FOR” Proposal 3, all of which are proposals of Alliant Energy Corporation.

1.	Election of directors:	Nominees for terms ending in 2017: (01) Patrick E. Allen	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY (to vote for all nominees)
(02) Patricia L. Kampling
(03) Singleton B. McAllister
(04) Susan D. Whiting

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

      Please fold here – Do not separate

2.	Advisory vote to approve named executive officer compensation.	☐	For	☐	Against	☐	Abstain
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.	☐	For	☐	Against	☐	Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, then the proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and in the discretion of the proxies upon such other matters what may properly come before the meeting or any adjournment or postponement thereof.

I (we) will attend the annual meeting in Madison, WI. Registration is required at the meeting.	☐
I (we) consent to electronic access via the internet for future notices of annual meetings, proxy statements and annual reports, instead of receiving these materials by mail.	☐
(Important information contained on reverse side; please read.)

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

ALLIANT ENERGY CORPORATION

2014 Annual Meeting of Shareowners

Tuesday, May 13, 2014, at 10:30 AM (Central Daylight Time)

Alliant Energy Center of Dane County

1919 Alliant Energy Center Way

Madison, WI 53713

Photo ID required for entry. The start time of the meeting is 10:30 AM www. shareowneronline.com

1-800-356-5343

To access the Alliant Energy Corporation Annual Report and proxy statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/eproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and proxy statement. You may print or just view these materials.

Wells Fargo Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints Patricia L. Kampling and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 20, 2014, at the Annual Meeting of Shareowners of the Company to be held at the Alliant Energy Center of Dane County, 1919 Alliant Energy Center Way, Madison, WI, at 10:30 a.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated April 3, 2014, and accompanying proxy statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the trustee, JP Morgan, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

INTERNET	PHONE	MAIL
www.proxypush.com/LNT	1-866-883-3382	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received by May 12, 2014.
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 12, 2014.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 12, 2014.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.